Exhibit 10.26.4
LIMITED LIABILITY COMPANY AGREEMENT
OF
PIM HIGHLAND HOLDING LLC
(a Delaware Limited Liability Company)
as of March 10, 2011
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED (1) ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER THE SECURITIES ACT, OR (2) EXCEPT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT

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EXHIBITS
Exhibit A	List of Members, Initial Capital Contributions, Initial Capital Accounts, Percentage Interests and Investments

Exhibit B	Structure Chart

Exhibit C	List of License Agreements

Exhibit D	List of Management Agreements

Exhibit E	Approved Loans

Exhibit F	ERISA Certification From Ashford

Exhibit G	ERISA Certification From PRISA III

Exhibit H	Advisory Duties

Exhibit I	Example of Section 4.2 Distributions

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LIMITED LIABILITY COMPANY AGREEMENT
This LIMITED LIABILITY COMPANY AGREEMENT of PIM HIGHLAND HOLDING LLC, a Delaware limited liability company (the “Company”), is made and entered into to be effective for all purposes as of March 10, 2011, by and between PRISA III Investments, LLC, a Delaware limited liability company (“PRISA III”), and Ashford Hospitality Limited Partnership, a Delaware limited partnership (“Ashford”), whose signatures appear below as Members of the Company and each Person admitted as a Member of the Company after the date hereof pursuant to the provisions of this Agreement. All capitalized terms used in this Agreement which are not otherwise defined have the meanings set forth in Article I.
W I T N E S S E T H:
WHEREAS, Ashford and PRISA III agreed to form the Company as a limited liability company to own, hold and invest in the Investments through Subsidiaries in accordance with the terms hereof; and
WHEREAS, this Agreement is being entered into by the Members to govern their affairs as a limited liability company under the Act.
NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:
     “1933 Act” shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect at the time.
     “1934 Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect at the time.
     “1940 Act” shall mean the Investment Company Act of 1940, as amended, or any successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect at the time.
     “Act” shall mean the Delaware Limited Liability Company Act, 6 Del. C. § 18 101 et seq., as amended, and any successor to such statute.
     “Additional Capital Contributions” means, for each Member, the amount of Capital Contributions made by that Member, in excess of that Member’s Initial Capital Contribution.

     “Adjusted Capital Account Deficit” shall mean with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Company Year, after giving effect to the following adjustments:
     (i) Credit to such Capital Account any amounts which such Member is deemed to be obligated to restore to the Company pursuant to the second to last sentence of Regulations §§ 1.704-2(g)(1) and 1.704-2(i)(5).
     (ii) Debit to such Capital Account the items described in Regulations §§ 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
     Except as otherwise modified herein, the foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulation § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     “Administrative Member” shall have the meaning set forth in Section 6.4.
     “Advisor” shall have the meaning set forth in Section 6.9.
     “Affiliate” shall mean, when used with reference to a specified Person, (i) any Person that directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person; (ii) any Person who, from time to time, is a spouse or immediate relative of a specified Person; (iii) any Person who, directly or indirectly, is the beneficial owner of ten percent (10%) or more of any class of equity securities or other ownership interests of the specified Person, or of which the specified Person is directly or indirectly the owner of ten percent (10%) or more of any class of equity securities or other ownership interests in each case excluding any Person in its capacity as a shareholder and (iv) as to Ashford, executive officers and directors of Ashford and Persons Controlled by such Persons shall be Affiliates of Ashford.
     “Agreement” shall mean this Limited Liability Company Agreement as originally executed and as amended, supplemented or restated from time to time.
     “Alternative Offer” shall have the meaning set forth in Section 7.4(c) herein.
     “Annual Budget” with respect to any fiscal year shall mean the Capital Expenditure Budget, the G&A Budget and the Operating Budget for such fiscal year, collectively.
     “Approved Loans” shall mean loans made to the Company or any Subsidiary which are approved in writing by the Executive Committee. Each of the Wells Loan, the Cigna Loan and the Mezzanine Loans described on Exhibit E attached to this Agreement shall be deemed to be an Approved Loan hereunder.
     “Ashford” shall have the meaning set forth in the introductory paragraph herein.
     “Ashford Credit Agreement” shall mean that certain Credit Agreement, dated as of April 10, 2007, by and among, inter alia, Ashford, as borrower, Ashford REIT, as parent, Wachovia Capital Markets, LLC, as Arranger, each of Mortgage Stanley Senior Funding, Inc.

and Merrill Lynch Bank USA (now known as Bank of America, N.A.), as Co-Syndication Agents, each of Bank of America, N.A. and Calyon New York Branch, as Co-Documentation Agents, Ashford Credit Facility Agent, and the lenders from time to time party thereto, as amended by that certain First Amendment to Credit Agreement, dated as of May 22, 2007, by and among Ashford, Ashford Credit Facility Agent and the lenders party thereto, as further amended by that certain Second Amendment to Credit Agreement and First Amendment to Security Agreement, dated as of June 23, 2008, by and among Ashford, Ashford REIT, Ashford Credit Facility Agent and the lenders party thereto, and by that certain Third Amendment to Credit Agreement dated as of December 24, 2008, by and among Ashford, Ashford REIT, and Ashford Credit Facility Agent and the grantors party thereto, and by the Ashford Credit Facility Agent Replacement Agreement.
     “Ashford Credit Facility Agent” shall mean Bank of America, N.A., successor in interest to Wachovia Bank, National Association, as Agent on behalf of the lenders party to the Ashford Credit Agreement, its successors and assigns.
     “Ashford Credit Facility Agent Replacement Agreement” shall mean that certain Resignation, Waiver, Consent and Appointment and Amendment Agreement dated as of February 1, 2010, by and among Wachovia Bank, National Association, as existing agent, Bank of America, N.A., as successor agent, the lenders party thereto, Ashford, Ashford Hospitality Trust, and each of the affiliated loan parties signatory thereto.
     “Ashford Credit Facility Loan Documents” shall mean the “Loan Documents” as defined in the Ashford Credit Agreement.
     “Ashford REIT” means Ashford Hospitality Trust, Inc.
     “Ashford Representative” shall have the meaning set forth in Section 6.2 herein.
     “Available Promote Amount” with respect to any clause of Section 4.2, means the Hypothetical Percentage Interest of Hypothetical Investor multiplied by the cash to be distributed pursuant to such clause.
     “Business Day” shall mean each day other than a Saturday, Sunday or any other day on which banking institutions in the State of New York are authorized or obligated by law or executive order to be closed.
     “Buy Notice” shall have the meaning set forth in Section 7.5(b) herein.
     “Buy/Sell Company Asset Value” shall mean the amount specified in a Buy/Sell Notice and designated by the Buy/Sell Initiator, equal to the price for which all assets of the Company would be sold in order to determine the Buy/Sell Selling Price and Buy/Sell Purchase Price using the procedures set forth in Section 7.3(b).
     “Buy/Sell Deposit” shall mean either the Buy/Sell Initiator’s Deposit or the Buy/Sell Receiving Member’s Deposit, as applicable depending on which Member is the purchasing Member.

     “Buy/Sell Initiator” shall mean a Member who initiates a buy/sell under Section 7.3.
     “Buy/Sell Initiator’s Deposit” shall mean an earnest money deposit, which must consist wholly of cash, in an amount equal to ten percent (10%) of the Buy/Sell Purchase Price as set forth in the Buy/Sell Notice, and which must accompany any Buy/Sell Notice as set forth in Section 7.3.
     “Buy/Sell Notice” shall mean for purposes of Section 7.3, a written notice setting forth (a) the Buy/Sell Company Asset Value, (b) the Buy/Sell Selling Price for the Buy/Sell Initiating Member’s Entire Interest, and (c) the Buy/Sell Purchase Price, each as designated by the Buy/Sell Initiator.
     “Buy/Sell Purchase Price” shall mean the purchase price, which must consist wholly of cash, for the Buy/Sell Receiving Member’s Entire Interest in the Company
     “Buy/Sell Receiving Member” shall mean a Member who receives a Buy/Sell Notice under Section 7.3.
     “Buy/Sell Receiving Member’s Deposit” shall mean an earnest money deposit, which must consist wholly of cash, in an amount equal to ten percent (10%) of the Buy/Sell Selling Price, and which must accompany the Buy/Sell Receiving Member’s written response to the Buy/Sell Notice as set forth in Section 7.3.
     “Buy/Sell Selling Price” shall mean the selling price, which must consist wholly of cash, for the Buy/Sell Initiator’s Entire Interest.
     “Capital Account” shall mean, with respect to each Member, a book account maintained in accordance with the following provisions:
     (i) To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Profits and any items in the nature of income or gain which are allocated to such Member pursuant to Section 4.3, and the amount of any Company liabilities that are assumed by such Member (to the extent not taken into account under clause (ii) below).
     (ii) To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company Asset distributed to such Member pursuant to any provision of this Agreement (net of liabilities secured by such distributed property or asset that such Member assumes or takes subject to), such Member’s distributive share of Losses and any items in the nature of expenses and losses which are allocated to such Member pursuant to Section 4.3, and the amount of any liabilities of such Member that are assumed by the Company or which are secured by any property contributed to the Company by such Member (except to the extent already reflected in the amount of such Member’s Capital Contributions).
     The foregoing definition and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Code § 704(b) and the Regulations thereunder, and shall be interpreted and applied in a manner consistent with such Regulations.

Notwithstanding anything to the contrary contained in this Agreement, the Executive Committee may modify the manner in which Capital Accounts or any debits or credits thereto are computed in order to comply with such Regulations, provided, that any such modifications do not have a material effect on the amount distributable to any Member pursuant to Section 11.2 upon the liquidation of the Company. Any questions with respect to a Member’s Capital Account shall be reasonably resolved by the Executive Committee, applying principles consistent with this Agreement. The adjustments to the Capital Accounts shall include increases or decreases to reflect a revaluation of any Company Asset pursuant to paragraph (ii) of the definition of Gross Asset Value.
     Any Transferee of Company Interests shall succeed to the Capital Account relating to the Company Interests transferred or the corresponding portion thereof.
     “Capital Call” shall have the meaning set forth in Section 5.3 herein.
     “Capital Call Notice” shall have the meaning set forth in Section 5.3 herein.
     “Capital Contribution” shall mean, with respect to a Member, the amount of cash and the initial Gross Asset Value of any other property contributed to the capital of the Company by such Member reduced, in the case of any property contributed, by the amount of any liability assumed by the Company relating to the property and any liability to which such property is subject. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.
     “Capital Expenditure Budget” shall mean with respect to any fiscal year, the annual capital expenditure budget for the operation of the Investments prepared by Ashford and approved by the Executive Committee, which shall include a twelve (12) month projection for such fiscal year of capital expenditure reserves and estimated Capital Expenditures.
     “Capital Expenditures” shall mean all expenditures which are defined as capital expenditures under generally accepted accounting principles.
     “Cash Flow” shall mean the aggregate of all cash on hand at the date of determination permitted to be disbursed by the Company under the Approved Loans, less such reasonable reserves for actual and contingent obligations as determined by the Executive Committee. In the event of a disagreement among the Committee Representatives as to the amount of reserves, the amount in dispute shall not constitute Cash Flow pending resolution of such dispute.
     “Cash Value” shall have the meaning set forth in Section 7.2 herein.
     “Certificate of Formation” shall mean the Certificate of Formation of the Company as filed with the Secretary of State of Delaware pursuant to the Act and as may be amended from time to time.
     “Cigna Loan” shall mean the loan made by Connecticut General Life Insurance Company described on Exhibit E to this Agreement.

     “Code” shall mean the Internal Revenue Code of 1986, as amended (or any corresponding provision of succeeding law).
     “Commission” means the United States Securities and Exchange Commission and any successor thereto.
     “Committee Representative” shall have the meaning set forth in Section 6.3 herein.
     “Company” shall have the meaning set forth in the introductory paragraph herein.
     “Company Assets” shall mean the assets and property, whether tangible or intangible and whether real, personal, or mixed, at any time owned by or held, directly or indirectly, for the benefit of the Company, and all right, title, and interest, if any, held and owned, directly or indirectly, by the Company in other entities, including any Subsidiaries, but, excluding any and all rights to the name “Ashford,” and all variations thereof and all associated goodwill, which is and shall be the exclusive property of Ashford.
     “Company Interest” shall mean, as to any Member, all of the interest of that Member in the Company including such Member’s (i) right to a distributive share of the Profits and Losses and distributions of Cash Flow, including Default Capital Contributions and the right to receive distributions from the Default Capital Contribution Account and Default Capital Contribution Preferred Return Account, (ii) right to a distributive share of Company Assets, (iii) rights, if any, to participate in the management of the Company and (iv) obligations to comply with all the terms and provisions of this Agreement and of the Act, but shall not include Member Loans.
     “Company Minimum Gain” shall mean partnership minimum gain as defined in Regulation § 1.704-2(d).
     “Company Year” shall mean the taxable year of the Company for federal income tax purposes.
     “Contribution Option” shall have the meaning set forth in Section 5.4 herein.
     “Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Decision Notice” shall have the meaning set forth in Section 6.2 herein.
     “Default Capital Contribution” shall have the meaning set forth in Section 5.4 herein.
     “Default Capital Contribution Account” means, for each Member, the cumulative Default Capital Contributions of that Member, less the cumulative distributions to that Member in return thereof pursuant to Section 4.2(b).

     “Default Capital Contribution Preferred Return Account” means, for each Member, the cumulative accrued Default Preferred Return of that Member less all amounts distributed by the Company to that Member in payment thereof pursuant to Section 4.2(a).
     “Default Preferred Return” means, for each Member, the cumulative amount that accrues on the balance of its Default Capital Contribution Account at a rate equal to the greater of (a) 18% per annum and (b) the sum of the Prime Rate plus 5% per annum (in either case, compounded semi-annually).
     “Depreciation” shall mean for each Company Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Company Year or other period; provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Company Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Company Year or other period bears to such beginning adjusted tax basis; provided, further, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such Company Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Executive Committee.
     “Divesting Member” shall have the meaning set forth in Section 7.5(a) herein.
     “Duty Breach” shall mean a breach of any material obligation under this Agreement (except for (i) failures to fund a Capital Call pursuant to Section 5.3 remedies for which are governed by Section 5.4, (ii) breaches by Ashford as Advisor which breaches are governed by Section 6.9, and (iii) breaches in the sale or purchase of an Entire Interest by one Member to another which breaches are governed by Section 7.8) which remains uncured for a period of at least thirty (30) days after receipt of notice of such breach, provided, that if such breach can be cured but is not reasonably capable of being cured within such thirty (30)-day period, such longer period of time as is necessary to cure such breach but in no event in excess of a total of one hundred five (105) days.
     “Economic Interest” with respect to any Member shall mean the right of that Member to receive its share of the distributions of Cash Flow pursuant to Section 4.2(e) through (h) but shall specifically exclude all other rights of such Member set forth in this Agreement and any statutory rights of a Member under the Act including the rights of such Member, if any, to participate in the management of the Company or to be admitted as a member of the Company.
     “Entire Interest” shall have the meaning set forth in Section 7.1(a)(1) herein.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended (or any corresponding provision of succeeding law).
     “Executive Committee” shall have the meaning set forth in Section 6.2 herein.
     “Election Notice” shall have the meaning set forth in Section 7.4(b) herein.

     “Failing Member” shall have the meaning set forth in Section 5.4 herein.
     “First Member” shall have the meaning set forth in Section 6.10(e) herein.
     “Funding Date” shall have the meaning set forth in Section 5.3 herein.
     “G&A Budget” shall mean with respect to any fiscal year, the annual general and administrative expense budget for the operation of the Investments prepared by Ashford and approved by the Executive Committee.
     “Gross Asset Value” shall mean with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
     (i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset at the time of contribution, as reasonably determined by the Executive Committee;
     (ii) The Gross Asset Values of all Company Assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Executive Committee as of the following times: (a) the acquisition of an additional Company Interest by any new or existing Member; (b) the distribution by the Company to a Member of more than a de minimis amount of property or assets as consideration for a Company Interest; (c) the grant of an interest in the Company as consideration for the provision of services to or for the benefit of the Company; and (d) the liquidation of the Company within the meaning of Regulation § 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a), (b) and (c) above shall be made only if the Executive Committee reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;
     (iii) The Gross Asset Value of any Company Asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as reasonably determined by the Executive Committee; and
     (iv) The Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code §§ 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation § 1.704-1(b)(2)(iv)(m).
     If the Gross Asset Value of an asset has been determined or adjusted pursuant to this provision, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses. Any adjustment to the Gross Asset Values of Company Assets shall require an adjustment to the Member’s Capital Account as provided in the definition of Profits and Losses.
     “Hold Member” shall have the meaning set forth in Section 7.4(a) herein.

     “Hypothetical Investor” means a hypothetical investor in the Company assuming such hypothetical investor had become a member of the Company as of the date of this Agreement with a 21.74% initial Percentage Interest.
     “Hypothetical Percentage Interest” means (a) with respect to Hypothetical Investor, 21.74%; (b) with respect to PRISA III, its Percentage Interest; and (c) with respect to Ashford, 1 minus the sum of (a) and (b).
     “including” shall mean “including, without limitation,”.
     “Indemnified Person” shall have the meaning set forth in Section 6.10.
     “Indemnity and Contribution Agreement” shall mean that certain Indemnity and Contribution Agreement effective the date hereof between Ashford and Operating Partner and joined in by PRISA III.
     “Independent Accountants” shall mean Ernst & Young LLP or one of the other so-called “big four” certified public accounting firms selected by the Executive Committee pursuant to Section 8.2.
     “Initial Capital Contribution” shall have the meaning set forth in Section 5.1.
     “Institutional Investor” shall mean an Affiliate of PRISA III or Ashford, as the case may be, or:
     (b) one or more of the following:
     (i) an insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, real estate investment trust, governmental entity or plan;
     (ii) an investment company, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, which regularly engages in the business of making or owning investments of types similar to the Investments;
     (iii) an investment fund, limited liability company, limited partnership or general partnership in which a Permitted Fund Manager which is investing through a fund with committed capital of at least $250,000,000.00, acts as the general partner, managing member, or the fund manager responsible for the day to day management and operation of such investment vehicle; or
     (iv) an institution substantially similar to any of the foregoing;
     that has, in the case of entities referred to in clauses (a)(i), (ii) or (iv) of this definition or, except as otherwise provided therein, in the case of entities referred to in clause (iii) of this definition, at least $250,000,000 in capital/statutory surplus or shareholders’ equity (except with respect to a pension advisory firm or similar fiduciary) and at least $600,000,000 in total assets (in name or under management), and is regularly engaged in the business of making or owning commercial real estate loans or commercial loans (or interests therein) similar to the Investments; or
          (c) any entity Controlled by, or under common Control with, any of the entities described in clause (a) above.
     “Interest Purchase Deposit” shall have the meaning set forth in Section 7.4(b)(1) herein.
     “Interest Purchase Price” shall have the meaning set forth in Section 7.4(b)(1) herein.
     “Internal Rate of Return” means with respect to each Member, the discount rate, expressed as an annual rate but compounded quarterly, at which (i) the net present value of all Capital Contributions of such Member paid to the Company, equals (ii) the net present value of all distributions, other than with respect to Member Loans, paid by the Company to such Member pursuant to Section 4.2. For purposes of calculating a Member’s IRR, Capital Contributions made by such Member shall be deemed contributed on the actual date of contribution, and distributions and other payments shall be deemed paid to such Member on the actual date of payment. The Members acknowledge and agree that, as a result of the calculation and compounding of the Internal Rate of Return under this Agreement on a quarterly basis, the actual annual yield of a stated Internal Rate of Return will exceed the stated rate on a per annum basis.
     “IRR” means the annual discount rate, compounded quarterly, that, when subtracting the present value of $50,000,000.00 from the sum of the present values of each amount that would have been distributable to Hypothetical Member in accordance with its Hypothetical Percentage Interest under (or by reference to) Section 4.2(e), Section 4.2(f), Section 4.2(g) and Section 4.2(h) the result is equal to zero.
     “Investments” shall mean the assets listed on Exhibit A attached hereto, which exhibit shall be updated from time to time to reflect other significant assets acquired by the Company or any Subsidiary.
     “IRS” shall mean the United States Internal Revenue Service.
     “License Agreements” shall mean the hotel license agreements listed on Exhibit C hereto.
     “Losses” shall have the meaning set forth in the definition of Profits.
     “Management Agreements” shall mean the hotel management agreements listed on Exhibit D hereto and any replacements thereof approved in accordance with the terms of this Agreement.
     “Member” shall mean PRISA III and Ashford and any Person subsequently admitted as a member of the Company pursuant to the provisions of this Agreement for the period for which such Person shall remain a Member. Exhibit A shall be revised from time to time by the

Executive Committee to reflect the admission or permitted withdrawal of Members and/or the Transfer of Company Interests by Members pursuant to the provisions of this Agreement.
     “Member Information” shall have the meaning set forth in Section 2.7 herein.
     “Member Minimum Gain” shall mean an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulation § 1.704-2(i)(3).
     “Member Loan” shall mean a loan made by any Member or any Affiliate of a Member to another Member pursuant to Article V.
     “Member Nonrecourse Debt” shall have the meaning as defined in Regulation § 1.704-2(b)(4).
     “Member Nonrecourse Deductions” shall have the meaning as defined in Regulation § 1.704-2(i)(2). The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Company Year equals the net increase, if any, in the amount of Member Minimum Gain during such Company Year attributable to such Member Nonrecourse Debt, reduced by any distributions during that Company Year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent that such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined according to the provisions of Regulations §§ 1.704-2(h) and 1.704-2(i).
     “Mezzanine Loans” shall mean the loans described under the heading Mezzanine Loans on Exhibit E attached hereto.
     “Mortgage Loan” shall mean a loan secured by, or to finance, the real property of the Company or any Subsidiary, including, the Wells Loan, and excluding any Member Loan.
     “No Transfer Agreement” shall mean the No Transfer Agreement entered effective the date hereof by and between Ashford, PRISA III, and Operating Partner.
     “Non Failing Member” shall have the meaning set forth in Section 5.4 herein.
     “Nonrecourse Deductions” shall have the meaning set forth in Regulations §1.704-2(b)(1). The amount of Nonrecourse Deductions for a Company Year equals the net increase, if any, in the amount of Company Minimum Gain during such Company Year reduced by any distributions during such Company Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Regulations §§ 1.704-2(c) and 1.704-2(h).
     “Nonrecourse Liability” shall have the meaning as defined in Regulation § 1.704-2(b)(3).
     “Notice of Intention” shall have the meaning set forth in Section 5.4 herein.

     “Offer” shall have the meaning set forth in Section 7.2 herein.
     “Offeree” shall have the meaning set forth in Section 7.2 herein.
     “Offeror” shall have the meaning set forth in Section 7.2 herein.
     “Operating Budget” shall mean with respect to any fiscal year, the annual operating budget for the operation of the Investments prepared by Ashford and approved by the Executive Committee, which shall include a twelve (12) month projection for such fiscal year of Company income for all sources and an estimate of Company expenses.
     “Operating Partner” means PRISA III REIT Operating LP, a Delaware limited partnership, in which PRISA III REIT is a limited partner.
     “Partial Portfolio” shall have the meaning set forth in Section 7.5(a) herein.
     “Partial Sale Deposit” shall have the meaning set forth in Section 7.5(b)(1) herein.
     “Partial Sale Notice” shall have the meaning set forth in Section 7.5(a) herein.
     “Partial Sale Period” shall have the meaning set forth in Section 7.5(c) herein.
     “Partial Sale Price” shall have the meaning set forth in Section 7.5(a) herein.
     “Percentage Interests” shall have the meaning provided in Section 4.1 herein.
     “Permitted Fund Manager” means (A) The Prudential Insurance Company of America or Prudential Investment Management, Inc. or any Affiliate of The Prudential Insurance Company of America or Prudential Investment Management, Inc. that is not subject to any case, proceeding or other action under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, and (B) any Person that on the date of determination is (i) a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund with committed capital of at least $100,000,000, and (iii) not subject to any case, proceeding or other action under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors.
     “Person” shall mean any individual, partnership, corporation, limited liability company, joint venture, association, trust, unincorporated organization or other governmental or legal entity.
     “PIM” shall mean Prudential Investment Management, Inc., a Delaware corporation.
     “Plan Assets Regulation” shall have the meaning set forth in Section 2.10 herein.
     “Plan Violation” means a transaction, condition or event that would constitute a nonexempt prohibited transaction under ERISA and/or Code § 4975.
     “Portfolio” shall have the meaning set forth in Section 7.4(a) herein.

     “Preferred Equity Account” means, for each Member, the cumulative Preferred Equity Contributions of that Member, less the cumulative distributions to that Member in return thereof pursuant to Section 4.2(d).
     “Preferred Equity Contributions” means the agreed value of that portion of each Member’s interest in the Mezz 4 Debt contributed to the Company on the date hereof for the preferred equity, which in the case of PRISA III is $25,000,000 and in the case of Ashford is $25,000,000.
     “Preferred Equity Return” means, for each Member, the cumulative amount that accrues on the balance of its Preferred Equity Account at a rate equal to 15% per annum (compounded semi-annually).
     “Preferred Equity Return Account” means, for each Member, the cumulative accrued Preferred Equity Return of that Member less all amounts distributed by the Company to that Member in payment thereof pursuant to Section 4.2(c).
     “Preferred Interest” shall have the meaning set forth in Section 7.1(a)(2) herein.
     “Proffered Interest” shall have the meaning set forth in Section 7.2(a)(i) herein.
     “Prime Rate” shall mean the rate of interest published from time to time by The Wall Street Journal, as the “prime rate.”
     “PRISA III” shall have the meaning set forth in the introductory paragraph herein.
     “PRISA III REIT” means PRISA III Fund REIT, Inc., a real estate investment trust, or REIT, that has an ownership interest in PRISA III.
     “PRISA III Representative” shall have the meaning set forth in Section 6.2 herein.
     “Profits” and “Losses” shall mean for each Company Year or other period, an amount equal to the Company’s taxable income or loss for such Company Year or period, determined in accordance with Code § 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code § 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
     (i) Any income of the Company that is exempt from federal income tax or excluded from federal gross income and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;
     (ii) Any expenditures of the Company described in Code § 705(a)(2)(B) or treated as Code § 705(a)(2)(B) expenditures pursuant to Regulation § 1.704-1 1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;
     (iii) In the event the Gross Asset Value of any Company Asset is adjusted pursuant to any provision of this Agreement in accordance with the definition of Gross

Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;
     (iv) Gain or loss resulting from any disposition of any Company Asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;
     (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Company Year or other period, computed in accordance with the definition of Depreciation;
     (vi) To the extent an adjustment to the adjusted tax basis of any asset pursuant to Code § 734(b) is required, pursuant to Regulation § 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;
     (vii) Notwithstanding any other provision herein, any items which are specially allocated pursuant to Section 4.3(b), (c), (d), (e), (f), (g), (h) and (k) shall not be taken into account in computing Profits or Losses and the allocation of Profits or Losses and specially allocated items to a Member shall be treated as an allocation to such Member of the same share of each item of income, gain, loss, deduction and Code § 705(a)(2)(B) expenditure that has been taken into account in computing Profits and Losses; and
     Profits and Losses shall be further determined and adjusted in accordance with the Regulations issued under § 704 of the Code.
     “Proprietary Information” shall have the meaning set forth in Section 9.2(a) herein.
     “Qualified Property Manager” shall mean a nationally recognized hotel property manager (i) with at least 8,000 rooms under management in hotels comparable to the Investments, (ii) that is not an Affiliate of Ashford or Remington, and (iii) which qualifies as an “eligible independent contractor” for purposes of Code Section 856(d)(9) with respect to PRISA III REIT and Ashford REIT.
     “Regulations” shall mean the Income Tax Regulations of the IRS as such Regulations may be amended from time to time (including Temporary Regulations of the IRS). A reference to any Regulation shall be deemed to include any amendatory or successor provision thereto.
     “Remington” shall mean Remington Lodging & Hospitality LLC and its Affiliates.
     “REOC” shall have the meaning set forth in Section 2.10 herein.

     “Required Expenditures” shall have the meaning set forth in Section 5.2 herein.
     “Response Date” shall have the meaning set forth in Section 6.2 herein.
     “Retaining Member” shall have the meaning set forth in Section 7.5(a) herein.
     “Revised Offer” shall have the meaning set forth in Section 7.5(c) herein.
     “Sale Notice” shall have the meaning set forth in Section 7.4(a) herein.
     “Sale Period” shall have the meaning set forth in Section 7.4(c) herein.
     “Sale Price” shall have the meaning set forth in Section 7.4(a) herein.
     “Securities Laws” shall mean collectively the 1933 Act, the 1934 Act and the 1940 Act.
     “Selling Member” shall have the meaning set forth in Section 7.4(a) herein.
     “Subsidiary” shall mean a corporation, partnership, limited liability company or other entity which is directly or indirectly wholly owned by the Company and which is organized by the Company to, directly or indirectly, acquire, hold and invest in Investments, including the entities depicted on the structure chart attached hereto as Exhibit B.
     “Tax Matters Member” shall have the meaning set forth in Code § 6231(a)(7) and described in Section 8.6.
     “Term” shall have the meaning set forth in Section 2.5 herein.
     “Third Party Sale Amount” means the sum of the amount of cash proposed to be paid in an Offer plus the Cash Value of any non-cash consideration proposed to be paid in such Offer.
     “Transfer” shall mean to, directly or indirectly, sell, assign, convey, give, mortgage, transfer, pledge, hypothecate, encumber, grant a security interest in, exchange or otherwise dispose of any beneficial interest or grant any option or warrant with respect to or otherwise transfer any beneficial interest by any means whatsoever, whether voluntary, involuntary, by operation of law or otherwise.
     “Wells Loan” shall mean the loan made by Wells Fargo Bank, N.A. described on Exhibit E to this Agreement.

ARTICLE II
ORGANIZATION AND PURPOSE
     Section 2.1 Formation. The Company was formed as a Delaware limited liability company pursuant to the Act on February 18, 2011 by the filing of the Certificate of Formation for the Company with the Secretary of State of the State of Delaware, and the Members hereby adopt and ratify the Certificate of Formation and all acts taken in connection therewith. The Certificate of Formation shall include all amendments thereto, and additional instruments and amendments thereto, as may from time to time be necessary or appropriate to carry out this Agreement and enable the Company to conduct its business in accordance with applicable laws.
     Section 2.2 Name. The name of the Company is “PIM Highland Holding LLC.” The Company business may be conducted under any other name or names approved by the Executive Committee, including the name of any Member or any Affiliate thereof.
     Section 2.3 Places of Business. The Company may locate its place or places of business at any place or places as the Executive Committee may from time to time approve. The Company’s initial principal place of business shall be at c/o Ashford Hospitality Trust, Inc., 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254. The Company may maintain offices at such other place or places as approved by the Executive Committee.
     Section 2.4 Registered Office and Agent. The name of the Company’s registered agent for service of process shall be Corporation Service Company, and the address of the Company’s registered agent and the address of the Company’s registered office in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The registered agent and the registered office of the Company may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of the State of the State of Delaware pursuant to the Act.
     Section 2.5 Term. The term of the Agreement (the “Term”) commenced on the date hereof and shall continue until terminated in accordance with the provisions of this Agreement.
     Section 2.6 Purpose. The principal purposes of the Company shall be to acquire, own, administer, service, sell, dispose of, finance, refinance, improve or otherwise deal with the Investments and to do all the things and to take all actions necessary and desirable in connection therewith. The business and purpose of the Company shall be limited to its principal purposes, unless the Members otherwise determines by unanimous approval that the Company shall have the authority to engage in any other lawful business purpose or activity permitted under the Act. Subject to the restrictions set forth above, the Company shall possess and may exercise all of the powers and privileges granted by the Act or which may be exercised by any Person, together with any powers incidental thereto, so far as such powers or privileges are desirable, necessary, suitable or convenient to the conduct, promotion or attainment of the purposes of the Company. In furtherance of these purposes, the Company shall have all powers desirable, necessary, suitable or convenient for the accomplishment thereof.

     Section 2.7 Member Information. The name, address, Initial Capital Contribution, initial Capital Account and Percentage Interest of each Member is set forth on Exhibit A attached hereto. Exhibit A shall be revised from time to time by the Executive Committee to reflect the withdrawal or admission of Members and the Transfer of Company Interests by Members pursuant to the provisions of this Agreement and to reflect any other change in the name, address or Percentage Interest of a Member or description of the Investments (collectively, the “Member Information”).
     Section 2.8 Ownership and Waiver of Partition. All property and interests in property, real or personal, owned by the Company shall be held in the name of the Company and deemed owned by the Company as an entity, and no Member, individually, shall have any ownership of or interest in such property or interests owned by the Company, except as a Member of the Company. Each of the Members irrevocably waives, during the Term and during any period of its liquidation following any dissolution, any right that it may have to seek or maintain any action for partition with respect to any Company assets.
     Section 2.9 Qualifications in Other Jurisdictions. The Executive Committee shall cause the Company to be qualified or registered if and to the extent required under applicable laws of any jurisdiction in which the Company transacts business and shall be authorized to execute, deliver and file or cause the execution, delivery and filing of any certificates and documents necessary to effect such qualification or registration including the appointment of agents for service of process in such jurisdictions.
     Section 2.10 Management of the Company. Notwithstanding anything to the contrary set forth herein, to the extent the underlying Company Assets constitute an investment in real estate that is managed or developed (within the meaning of the Plan Assets Regulation), the Members shall conduct the activities of the Company so as not to disqualify the Operating Partner or any holder of direct or indirect interests in PRISA III as a “real estate operating company” (“REOC”) within the meaning of U.S. Department of Labor Regulations published at 29 C.F.R. § 2510.3-101 (the “Plan Assets Regulation”).
ARTICLE III
MEMBERS
     Section 3.1 Members. Each of the parties to this Agreement and each Person admitted as a Member of the Company pursuant to Section 2.7 of this Agreement and in accordance with the Act shall be Members of the Company until they cease to be Members in accordance with the provisions of this Agreement. Each Member shall have the rights, powers, duties, obligations, preferences and privileges set forth in this Agreement. No Member (solely in its capacity as such) shall have any authority to bind the Company except as permitted by this Agreement.
     Section 3.2 Voting Rights of Members. The Members shall have no other voting or approval rights as to any matter except as expressly provided by this Agreement.
     Section 3.3 No Liability to the Members or the Company.

          (a) Except as otherwise required by law or the provisions of this Agreement, none of Ashford, PRISA III or any Affiliate of any of the foregoing, nor any of the Company’s current or former Affiliates, officers or agents, if any, shall be liable to the Company, any Subsidiary or to each other for any debts, liabilities or obligations of the Company, whether arising in contract, tort or otherwise, or for any action taken, or omitted to be taken, in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Company and, with respect to any criminal action or proceeding, for any action taken, or omitted to be taken, with no reasonable cause to believe that the conduct was unlawful, in each case except to the extent of the applicable party’s adjudicated fraud, gross negligence, willful misconduct, criminal conduct (unless there was no reasonable cause to believe the criminal action taken or omitted was unlawful) or to the extent such action taken or omitted to be taken constitutes a material breach of any provision of this Agreement or other contract between such party and the Company. Except as expressly set forth herein, none of Ashford, PRISA III or any Affiliate of any of the foregoing shall have to make any contributions or deliver any letters of credit, guaranties or other tangible property to the Company or any Subsidiary. Nothing in this Agreement shall be construed to make Ashford or PRISA III liable for any losses or debts of the Company, except to the extent of losses of their respective Capital Contributions to the Company pursuant to the terms of this Agreement.
          (b) No Affiliate or partner or member of Ashford or PRISA III shall have personal liability for the obligations of such person hereunder or otherwise, except as provided herein or under applicable law or in a written agreement (including this Agreement), the parties to which include such Affiliate or partner or member.
          (c) Nothing in this Agreement, and, without limiting the generality of the foregoing, in this Section 3.3, expressed or implied, is intended or shall be construed to give to any creditor of the Company or any Subsidiary or to any creditor of Ashford or PRISA III or any creditor of any other Person whatsoever, other than Ashford, PRISA III and the Company, any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or provisions herein contained, and such provisions are and shall be held to be for the sole and exclusive benefit of Ashford, PRISA III and the Company.
          (d) In accordance with the Act, a member of a limited liability company may, under certain circumstances, be required to return to the Company for the benefit of Company creditors amounts previously distributed to it as a return of capital. It is the intent of the Members that a distribution to any Member be deemed a compromise within the meaning of Section 18-502(b) of the Act and not a return or withdrawal of capital, even if such distribution represents, for income tax purposes or otherwise (in full or in part), a distribution of capital, and no Member shall be obligated to pay any such amount to or for the account of the Company or any creditor of the Company, except as provided in this Section 3.3. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member.
     Section 3.4 Other Business Activities of PRISA III. PRISA III and its Affiliates may have other business interests and may engage in other business ventures of any nature or description whatsoever, whether presently existing or hereafter created, including, the acquisition, development, ownership, administration, servicing, leasing, management, operation, franchising, syndication, financing, refinancing and/or sale of real estate or real estate related investments and may compete, directly or indirectly, with the business of the Company or any Subsidiary or any Members thereof. None of PRISA III or its Affiliates shall incur any liability to the Company, Ashford, any Subsidiary or any of its members or their Affiliates as a result of the pursuit by PRISA III or any of its Affiliates of such other real estate, business interests or ventures and competitive activity, and neither the Company, nor Ashford, nor any Subsidiary, nor any of its Members nor their Affiliates shall have any right to participate in such other real estate holdings, business interests or ventures or to receive or share in any income derived therefrom except as provided herein.
     Section 3.5 Other Business Activities of Ashford. Ashford and its Affiliates may have other business interests and may engage in other business ventures of any nature or description whatsoever, whether presently existing or hereafter created, including, the acquisition, development, ownership, administration, servicing, leasing, management, operation, franchising, syndication, financing, refinancing and/or sale of real estate or real estate related investments and may compete, directly or indirectly, with the business of the Company or any Subsidiary or any Members thereof. None of Ashford or its Affiliates shall incur any liability to the Company, PRISA III, any Subsidiary or any of its members or their Affiliates as a result of the pursuit by Ashford or any of its Affiliates of such other real estate, business interests or ventures and competitive activity, and neither the Company, nor PRISA III, nor any Subsidiary nor any of its Members nor their Affiliates shall have any right to participate in such other real estate holdings, business interests or ventures or to receive or share in any income derived therefrom except as provided herein.
ARTICLE IV
DISTRIBUTIONS/ALLOCATIONS
     Section 4.1 Percentage Interests in Company. The percentage interest of the respective Members in the Company initially shall be:
          (a) PRISA III: 28.26%
          (b) Ashford: 71.74%
     The percentage interest of each Member, which is subject to adjustment pursuant to the terms of Section 5.4, shall be set forth on Exhibit A, and is hereinafter called such Member’s “Percentage Interest.”
     Section 4.2 Distributions. Subject to the set off rights contained in the Indemnity and Contribution Agreement, unless the Executive Committee decides otherwise, the Cash Flow for each calendar month shall be distributed to the Members on or before the 25th day of the next succeeding calendar month in the following order of priority:
          (a) first, to the Members parri passu, in accordance with their Default Capital Contribution Preferred Return Accounts in payment of their Default Capital Contribution

Preferred Returns until their Default Capital Contribution Preferred Return Accounts have been reduced to zero;
          (b) next, to the Members parri passu, in accordance with their Default Capital Contribution Accounts in payment of their Default Capital Contributions until their Default Capital Contribution Accounts have been reduced to zero;
          (c) next, to the Members parri passu, in accordance with the balances in their Preferred Equity Return Accounts in payment of their Preferred Equity Returns until their Preferred Equity Return Accounts have been reduced to zero;
          (d) next, to the Members parri passu, in accordance with the balances in their Preferred Equity Accounts in payment of their Preferred Equity Contributions until their Preferred Equity Accounts have been reduced to zero;
          (e) next, to the Members parri passu, in accordance with their Percentage Interests until Hypothetical Investor would have received a 15% IRR had the distributions pursuant to this Section 4.2(e) been made to Members and Hypothetical Member in accordance with the Hypothetical Percentage Interests;
          (f) next, until Hypothetical Investor would have received a 20% IRR, to the Members parri passu, in accordance with their Hypothetical Percentage Interests, except that the amount representing distributions to Hypothetical Investor shall be paid as follows:
               (i) to PRISA III, an amount equal to 15% of the Available Promote Amount; and
               (ii) the remainder to Ashford;
          (g) next, until Hypothetical Investor would have received a 25% IRR, to the Members parri passu, in accordance with their Hypothetical Percentage Interests, except that the amount representing distributions to Hypothetical Investor shall be paid as follows:
               (i) to PRISA III, an amount equal to the 20% of the Available Promote Amount; and
               (ii) the remainder to Ashford;
          (h) next, to the Members parri passu, in accordance with their Hypothetical Percentage Interests, except that the amounts representing distributions to Hypothetical Investor shall be paid as follows:
               (i) to PRISA III, an amount equal to the 25% of the Available Promote Amount; and
               (ii) the remainder to Ashford.
Exhibit I sets forth an example distribution computation pursuant to this Section 4.2.

     Section 4.3 Allocations.
          (a) Profits and Losses. Except as otherwise provided in this Agreement, Profits and Losses and to the extent necessary, individual items of income, gain or loss or deduction of the Company shall be allocated in a manner such that the Capital Account of each Member after giving effect to the special allocations set forth in Sections 4.3(b) through 4.3(k) is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made pursuant to Section 4.2 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied (limited with respect to each non recourse liability to the Gross Asset Value of the assets securing such liability) and the net assets of the Company were distributed in accordance with Section 4.2 to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets.
          (b) Minimum Gain Chargeback. Notwithstanding any other provision of this Article IV, if there is a net decrease in Company Minimum Gain during any Company Year or other applicable period, then, subject to the exceptions set forth in Regulations § 1.704-2(f)(2), (3), (4) and (5), each Member shall be specially allocated items of Company income and gain for such Company Year (and, if necessary, subsequent Company Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, as determined in accordance with Regulation § 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulation § 1.704-2(f). This Section 4.3(b) is intended to comply with the minimum gain chargeback requirement in Regulation § 1.704-2(f) and shall be interpreted consistently therewith.
          (c) Member Minimum Gain Chargeback. Notwithstanding any other provision of this Article IV, except Section 4.3(b), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company Year or other applicable period, then, subject to the exceptions set forth in Regulation § 1.704-2(i)(4), each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulation § 1.704-2(i)(5) shall be specially allocated items of Company income and gain for such Company Year (and, if necessary, subsequent Company Years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulation § 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulation § 1.704-2(i)(4). This Section 4.3(c) is intended to comply with the minimum gain chargeback requirement in Regulation § 1.704-2(i)(4) and shall be interpreted consistently therewith.
     (d) Qualified Income Offset. Notwithstanding any provision of this Article IV, except Sections 4.3(b) and 4.3(c), in the event any Member receives any adjustments, allocations or distributions described in Regulations §§ 1.704-1(b)(2)(ii)(d)(4), (5) or (6), that cause or increase an Adjusted Capital Account Deficit of such Member, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible unless such Adjusted Capital Account Deficit is otherwise eliminated pursuant to Section 4.3(b) and Section 4.3(c). This Section 4.3(d) is intended to comply with the qualified income offset provision of Regulation § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
          (e) No Excess Deficit. To the extent that any Member has or would have, as a result of an allocation of Loss (or item thereof), an Adjusted Capital Account Deficit, such amount of Loss (or item thereof) shall be allocated to the other Members in accordance with Section 4.3(a), but in a manner which will not produce an Adjusted Capital Account Deficit as to such Members. To the extent such allocation would result in all Members having Adjusted Capital Account Deficits, such Losses shall be allocated in accordance with Section 4.3(a). Any allocations of Loss pursuant to this Section 4.3(e) shall be reversed with a corresponding allocation of Profits in subsequent years.
          (f) Gross Income Allocation. In the event any Member has an Adjusted Capital Account Deficit at the end of any Company Year or other applicable period, such Member shall be specially allocated items of Company gross income and gain in the amount of such Adjusted Capital Account Deficit as quickly as possible; provided, however, that an allocation pursuant to this Section 4.3(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided in this Section 4.3 have been tentatively made as if this Section 4.3(f) were not in this Agreement.
          (g) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Company Year or other applicable period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulation § 1.704-2(i)(1).
          (h) Nonrecourse Deductions. Any Nonrecourse Deductions shall be allocated among the Members in accordance with their Percentage Interests.
          (i) Code § 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company Asset pursuant to Code §§ 734(b) or 743(b) is required, pursuant to Regulation § 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.
          (j) Allocation of Excess Nonrecourse Liabilities. Solely for the purpose of allocating excess Nonrecourse Liabilities of the Company among the Members in connection with the determination of the Members’ adjusted tax bases for their interests in the Company, in accordance with Code § 752 and the Regulations from time to time promulgated thereunder, the Members agree that each Member’s interest in Company profits equals the Member’s Percentage Interest.

          (k) Curative Allocations. Any mandatory allocations of items of income, gain, loss or deduction pursuant to Sections 4.3(b) through 4.3(j) above shall be taken into account for the purpose of equitably adjusting subsequent allocations of Profits and Losses and items of income, gain, loss or deduction among the Members so that, to the extent possible, the net allocations, in the aggregate, allocated to each Member pursuant to this Article IV, and the Capital Accounts of each Member, shall as quickly as possible and to the extent possible, be the same as if no mandatory allocations had been made.
     Section 4.4 Other Allocations and Profits.
          (a) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Executive Committee using any permissible method under Code § 706 and the Regulations thereunder.
          (b) Except as otherwise provided in this Agreement, all items of Member income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits and Losses, as the case may be, for the Company Year.
          (c) The Members are aware of the income tax consequences of the allocations made by this Article IV and hereby agree to be bound by the provisions thereof in reporting their shares of Company income and loss for income tax purposes.
          (d) To the extent permitted under Regulations § 1.704-2(h)(3), the Company shall treat a distribution of proceeds of a Nonrecourse Liability as a distribution that is not allocable to an increase in Company Minimum Gain.
     Section 4.5 Tax Allocations.
          (a) Except as otherwise provided for in this Section 4.5, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 4.3 and 4.4 above.
          (b) In accordance with Code §§ 704(b) and 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the Company shall, solely for federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and the initial Gross Asset Value. If the Gross Asset Value of any Company asset is adjusted as described in the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such Company asset shall take into account any variation between the adjusted basis of such Company asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code § 704(c) and the Regulations thereunder. Any elections or other decisions relating to allocations under this Section 4.5(b) (including the selection of the method for making such allocations) will be made by the Executive Committee. Allocations pursuant to this Section 4.5(b) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.
          (c) Profits and Losses allocable to a Company Interest assigned or reissued during a Company Year shall be allocated to each Person who was the holder of such Company Interest during such Company Year, in proportion to the number of days that each such holder was recognized as the owner of such Company Interest during such Company Year or by an interim closing of the books or in any other proportion permitted by the Code and selected by the Executive Committee in accordance with this Agreement, without regard to the results of the Company operations or the date, amount or recipient of any distributions which may have been made with respect to such Company Interest.
          (d) All items of income, gain, loss, deduction and credit allocated to the Members in accordance with the provisions hereof and basis allocations recognized by the Company for federal income tax purposes shall be determined without regard to any election under Code § 754 which may be made by the Company; provided, however, such allocations, once made, shall be adjusted as necessary or appropriate to take into account the adjustments permitted by Code §§ 734 and 743.
          (e) Subject to Section 4.5(b), if any portion of taxable gain recognized from the disposition of property by the Company represents the “recapture” of previously allocated deductions by virtue of the application of Code § 1(h)(1)(D), 1245 or 1250 (“Recapture Gain”), such Recapture Gain shall be allocated as follows:
               (i) First, to the Members in proportion to the lesser of each Member’s (A) allocable share of the total taxable gain recognized from the disposition of such property and (B) share of depreciation or amortization with respect to such property (as determined in the manner provided under Regulations §§ 1.1245-1(e)(2) and (3)), until each such Member has been allocated Recapture Gain equal to such lesser amount.
               (ii) Second, the balance of Recapture Gain shall be allocated among the Members whose allocable shares of total taxable gain from the disposition of such property exceed their shares of depreciation or amortization with respect to such property (as determined in the manner provided under Regulations §§ 1.1245-1(e)(2) and (3)), in proportion to their shares of total taxable gain (including Recapture Gain) from the disposition of such property; provided, however, that no Member shall be allocated Recapture Gain under this Section 4.5(e) in excess of the total taxable gain otherwise allocated to such Member from such disposition.
          (f) Unless otherwise required by the Code, any tax credits of the Company shall be allocated among the Members in accordance with their Percentage Interests. Any recapture of tax credits shall be allocated among the Members in the same ratio as the applicable tax credits were allocated to the Members.
     Section 4.6 Withholding. Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local, or foreign taxes that the Executive Committee reasonably determines the Company is or may be required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including any taxes required to be withheld or paid by the Company pursuant to Code § 1441, 1442, 1445, or 1446. Any amount paid on behalf of or with respect to a Member shall constitute a loan by the Company to such Member, which loan shall be due on demand. In the event that a Member fails to pay any amounts owed to the Company pursuant to this Section 4.6 when due, the Executive Committee may, in its sole and absolute discretion, elect to cause the Company to make the payment on behalf of such defaulting Member, and in such event the Company shall be deemed to have loaned such amount to such defaulting Member and shall succeed to all rights and remedies of the Company as against such defaulting Member. Without limitation, in such event the Company shall have the right to retain distributions that would otherwise be distributable to such defaulting Member until such time as such loan, together with all interest thereon, has been paid in full; and any such distributions so retained by the Company shall be treated as having been distributed to the defaulting Member and immediately paid by the defaulting Member to Company in repayment of such loan. Any amounts payable by a Member hereunder shall bear interest at the lesser of (i) the Prime Rate plus five percent (5%) or (ii) the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (which shall be fifteen (15) Business Days after written demand) until such amount is paid in full.
     Section 4.7 Code Section 83 Safe Harbor Election.
          (a) By executing this Agreement, each Member authorizes and directs the Company to elect to have the “Safe Harbor” described in the proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43 (the “Notice”) apply to any interest in the Company transferred to a service provider by the Company on or after the effective date of such Revenue Procedure in connection with services provided to the Company. For purposes of making such Safe Harbor election, Ashford is hereby designated as the “partner who has responsibility for federal income tax reporting” by the Company and, accordingly, execution of such Safe Harbor election by Ashford constitutes execution of a “Safe Harbor Election” in accordance with Section 3.03(1) of the Notice. The Company and each Member agree to comply with all requirements of the Safe Harbor described in the Notice, including the requirement that each Member shall prepare and file all federal income tax returns reporting the income tax effects of each interest in the Company issued by the Company covered by the Safe Harbor in a manner consistent with the requirements of the Notice.
          (b) Each Member authorizes Ashford to amend Section 4.7(a) to the extent necessary to achieve substantially the same tax treatment with respect to any interest in the Company transferred to a service provider by the Company in connection with services provided to the Company as set forth in Section 4 of the Notice (e.g., the reflect changes from the rules set forth in the Notice in subsequent Internal Revenue Service guidance), provided that such amendment is not materially adverse to such Member (as compared with the after-tax consequences that would result if the provisions of the Notice applied to all interests in the Company transferred to a service provider by the Company in connection with services provided to the Company).

ARTICLE V
CAPITAL CONTRIBUTIONS
     Section 5.1 Members’ Initial Capital Contributions. Concurrently with the execution of this Agreement, PRISA III is making a Capital Contribution in cash to the Company of Fifty Million Dollars ($50,000,000.00), and Ashford is making a Capital Contribution in cash to the Company of One Hundred Fifty Million Dollars ($150,000,000.00). In addition, concurrently with the execution of this Agreement, PRISA III and Ashford are making or causing to be made contributions to the Company of the property described in Exhibit A having an agreed Gross Asset Value as set forth on Exhibit A (together with the initial cash Capital Contributions set forth on Exhibit A, the “Initial Capital Contributions”). On the date hereof the Members will cause the following to occur: (1) the Company shall form PIM Highland TRS Corporation (“New TRS”) as a wholly owned subsidiary; (2) PRISA III and Ashford Hospitality Finance, LP shall cause PIM Ashford Venture I, LLC (owned by PRISA III and Ashford Hospitality Finance, LP) to contribute 100% of the equity interests in PIM Ashford Subsidiary II, LLC (“M6 Lender”) to the Company for no additional consideration; (3) Ashford Hospitality Finance, LP shall distribute its ownership interest in PIM Ashford Mezz 4 LLC to Ashford; (4) PRISA III and Ashford shall cause PIM Ashford Mezz 4 LLC (now owned by PRISA III and Ashford) to contribute the Mezz 4 Participation Interest which it owns to the Company in exchange for common and preferred equity interests as set forth in Exhibit A, which common and preferred equity interests shall be immediately distributed to PRISA III and Ashford; (5) PRISA III shall cause Blackjack Mezz 5 PRISA III LLC, the holder of Mezz 5 mezzanine loan to cancel the Mezz 5 mezzanine loan immediately prior to the foreclosure described in step 5; (6) M6 Lender will conduct the foreclosure of the Mezz 5 mezzanine loan and acquire the equity interests in HH Mezz Borrower A-5 LLC, HH Mezz Borrower C-5, LLC, HH Mezz Borrower D-5, LLC, HH Mezz Borrower F-5, LLC and HH Mezz Borrower G-5 LLC (“M5 Borrower”); (7) M5 Borrower will dissolve and distribute its equity interests in HH Mezz Borrower A-4 LLC, HH Mezz Borrower C-4, LLC, HH Mezz Borrower D-4, LLC, HH Mezz Borrower F-4, LLC, and HH Mezz Borrower G-4 LLC (“M4 Borrower”) to M6 Lender; (8) M6 Lender will dissolve and distribute its equity interests in M4 Borrower to the Company; and (9) the Company will contribute the equity interests in HH Mezz Borrower D-4, LLC and HH Mezz Borrower F-4, LLC to New TRS. After giving effect to all such Initial Capital Contributions, the Capital Account of each Member as of the date of this Agreement shall equal the amount set forth as such for such Member in Exhibit A.
     Section 5.2 Additional Capital Contributions. If any Member believes in its reasonable discretion that the Company needs funding (currently or in the reasonably foreseeable future), in addition to the proceeds of any Approved Loan, Cash Flow and any funds held in any reserve or by a Subsidiary and available for the obligation needing funding, to pay, without penalty or interest, any of the following (each, a “Required Expenditure”):
               (i) expenditures that are required to comply with any present or future law, ordinance, order, rule, regulation or requirement, as such may change from time to time, of any Federal, State or municipal government, department, commission, board or officer, or any order, rule or regulation of the National Board of Fire Underwriters or any other body exercising similar functions, or any final order, judgment or decree of any court or governmental authority having jurisdiction;
               (ii) taxes or assessments or insurance premiums with respect to any Company Asset;

               (iii) expenditures that arise from an emergency situation or any unanticipated event or circumstance that causes an imminent danger of material financial or other loss to the Company; or
               (iv) payments due under any recourse provisions of any Approved Loan creating recourse to the Company;
such Member shall give a Decision Notice to the Executive Committee regarding the need for Additional Capital Contributions. If the Executive Committee does not approve a call for Additional Capital Contributions within fifteen (15) days after receipt of such Decision Notice (unless (i) an emergency exists, in which case said fifteen (15) day period may be shortened by the such Member in its Decision Notice to the extent reasonably necessary and practicable, (ii) a monetary default exists under an Approved Loan, in which case said fifteen (15) day period shall be one (1) Business Day or (iii) a non monetary default exists under an Approved Loan, in which case said 15 day period shall be to one third of the cure period provided for the commencement of the cure of such default under the applicable loan documents), such Member may make a Capital Call for the Required Expenditure.
     Section 5.3 Capital Call Notices. If approved by the Executive Committee or otherwise permitted by Section 5.2, a Member shall make a capital call (“Capital Call”) by providing written notice to each Member (each, a “Capital Call Notice”) in the manner set forth in this Section 5.3. Each Capital Call Notice shall specify the total amount of the Capital Call and the date (the “Funding Date”) that the applicable Additional Capital Contribution shall be funded by the Members, which date shall be no less than three (3) Business Days nor more than five (5) Business Days after the Capital Call Notice is provided to each Member. On the Funding Date, each of the Members shall contribute its Percentage Interest of the total amount of the Capital Call to the Company in immediately available funds by wire transfer to an account specified by Executive Committee.
     Section 5.4 Failure to Fund Capital Contributions. If a Member fails to contribute an amount equal to the entire amount required to be contributed by it within the applicable period specified above after the Capital Call Notice (the “Failing Member”), and if the other Member (the “Non Failing Member”) makes its proportionate contribution within such applicable period and so notifies the Failing Member, and the Failing Member fails fully to remedy its failure to contribute within five (5) days after the giving of a notice by the Non Failing Member with respect to a failure under this Section 5.4 (the “Notice of Intention”), then one or more of the following may occur, at the option and election of the Non Failing Member, which election shall be specified in the Notice of Intention: (i) the Non Failing Member may require the Company to repay immediately to the Non Failing Member the contribution it made pursuant to the applicable Capital Call Notice, together with interest actually earned thereon by the Company until repayment, if any; (ii) the Non Failing Member may, but need not, make an additional contribution to the Company not in excess of the amount the Failing Member failed to contribute pursuant to Section 5.3, in which case the Percentage Interests of the Members shall be adjusted as provided below in this Section 5.4 (the “Contribution Option”), (iii) the Non Failing Member may, but need not, make an additional contribution to the Company not in excess of the amount the Failing Member failed to contribute pursuant to Section 5.3 as default capital (a “Default Capital Contribution”), or (iv) the Non Failing Member may elect to advance to the

Company, as a loan to the Failing Member, an amount equal to the amount the Failing Member failed to contribute pursuant to Section 5.3, which loan shall bear interest at an annual rate (compounded semi annually) equal to the highest rate permitted by applicable law in no event to exceed eighteen percent (18%) (a “Member Loan”). During the Term, notwithstanding anything to the contrary, a Member Loan shall be repaid with amounts otherwise distributable by the Company to the Failing Member being delivered directly by the Company to the Non Failing Member until such Member Loan and all interest thereon is repaid (which payments will be applied first to accrued interest on the outstanding principal balance of such loan and then outstanding principal balance of such loan) and any amounts so applied shall be treated under this Agreement as having been distributed to the Failing Member. Any such loan shall be recourse to the Failing Member and any outstanding balance following dissolution of the Company shall be immediately due and payable by the Failing Member. A Member Loan may be prepaid at any time or from time to time by a Failing Member. If requested by the Non Failing Member, any Member Loan shall be structured (i) to qualify as a “real estate asset” under Code § 856(c)(5)(B) or, if such Member Loan cannot so qualify, it (A) shall be structured in such manner as the Non Failing Member determines may be necessary or appropriate to prevent any such Member Loan from giving rise to a violation of the requirements of Code § 856(c)(4) with respect to the PRISA III REIT (in the event that the PRISA III is the Non Failing Member) or Ashford (in the event Ashford is the Non Failing Member) or (B) may be transferred to a taxable REIT subsidiary with respect to the PRISA III REIT or Ashford (as applicable), (ii) to generate income qualified under Code §§ 856(c)(2) and 856(c)(3), and (iii) to contain such terms as the Non Failing Member shall reasonably request to cause such Member Loan to be properly treated as indebtedness for federal income tax purposes, and the Failing Member shall cooperate in such structuring and execute all documents reasonably required in connection therewith. If a Non Failing member elects the Contribution Option above, the Percentage Interests of the Members shall be subject to adjustment, as follows:
               (i) The Percentage Interest of each Failing Member shall be reduced by an amount equal to 150% x A/B, where
A	= the share of the contribution required of the Failing Member and contributed by the Non Failing Member, and
B	= the sum of all unreturned Capital Contributions (other than Preferred Equity Contributions) previously made to the Company after giving effect to the amounts advanced under this section on behalf of the Failing Member; and
               (ii) The Percentage Interest of the Non Failing Member shall be increased by the decrease in a Failing Member’s Percentage Interest.
     Section 5.5 Records to Reflect Capital Contributions and Capital Commitments. The Member Information described in Section 2.7 and set forth on Exhibit A attached hereto shall be revised from time to time by Executive Committee to reflect any change in the Member Information.

     Section 5.6 Further Capital Contributions. Unless approved by the Executive Committee or otherwise approved in writing or in an amendment to this Agreement by a Member, no Member shall be required to make Capital Contributions other than those it has committed to make hereunder as set forth in Sections 5.1, 5.2 and 5.3 and on Exhibit A.
     Section 5.7 Resignations; Withdrawals of Capital. Except upon dissolution of the Company or as may be expressly set forth in this Agreement, no Member shall have the right to withdraw from the Company or demand or receive the return of its Capital Contributions or any part of its Capital Account, and, except as expressly set forth in this Agreement, no Member shall be entitled to receive any interest on its outstanding Capital Account balance or any distribution (including the return of its Capital Contributions) that is not expressly provided for in this Agreement.
     Section 5.8 Restoration of Negative Capital Accounts. No Member shall be obligated to restore any deficit balance in its Capital Account or be personally liable for the return of the Capital Contributions of any other Member, or any portion thereof or return thereon, it being expressly understood that (x) any such return shall be made solely from Company Assets, and (y) a deficit in a Member’s Capital Account shall not constitute a Company Asset.
ARTICLE VI
MANAGEMENT; INDEMNIFICATION
     Section 6.1 Management by the Executive Committee. The Executive Committee shall manage the affairs of the Company and make all decisions with regard thereto, except where the approval of any of the Members is expressly required by a non-waivable provision of applicable law. The Executive Committee shall be responsible for the establishment of policy and operating procedures respecting business affairs of the Company. No action shall be taken, obligations incurred or amounts expended by the Company without the consent of the Executive Committee. This Section 6.1 shall not be construed to prohibit delegations of duties pursuant Section 6.3, Section 6.4, Section 6.9 or as otherwise determined by this Agreement or the Executive Committee. The Company is prohibited from guaranteeing the indebtedness of any other Person without the prior written consent of all of the Members.
     Section 6.2 Executive Committee. The Members hereby establish an executive committee (the “Executive Committee”). The Executive Committee shall be comprised of four persons, two of whom will be designated by Ashford (each an “Ashford Representative”) and two of whom will be designated by PRISA III (each a “PRISA III Representative”, and together with the Ashford Representatives the “Committee Representatives”). The initial Ashford Representatives are David Brooks and Douglas Kessler, and the initial PRISA III Representatives are Soultana Reigle and Scott Dalrymple. Decisions of the Executive Committee may be made only with the approval of a majority of the Committee Representatives. Each Member designating representatives on the Executive Committee shall also be entitled to appoint one or more alternates who may serve in the absence of such Member’s Representative. Any Committee Representative or alternate appointed by a Member may be replaced at any time by such Member (with or without cause). Any appointment or replacement (with or without cause) of a Committee Representative or an alternate by the applicable Member shall be effective upon written notice of such appointment or replacement given to the Company and the other Members. All Committee Representatives and alternates shall serve for indefinite terms at the pleasure of the appointing Member. No Committee Representative shall receive any compensation from the Company for its services on the Executive Committee. For the avoidance of doubt, a decision may be introduced for consideration and approval of the Executive Committee by any Committee Representative. If a decision must be made, the Member requesting the decision shall give to all Committee Representatives a notice (a “Decision Notice”) of the nature of the decision, together with a statement of the proposal as to the decision and all documentation, agreements and other information necessary to enable the Committee Representatives to make the decision. The Decision Notice shall specify the date (the “Response Date”) by which the Committee Representatives’ response to the Decision Notice shall be reasonably required under the circumstances (it being agreed that except as otherwise provided herein the Response Date shall not be less than 15 days after the date of the Decision Notice, unless an emergency exists, in which case said 15 day period shall be shortened to the extent reasonably necessary and practicable as determined by the Person delivering the Decision Notice in its reasonable judgment). Upon receipt of written request from any Committee Representative, each Member shall promptly deliver to such Committee Representative such additional information, to the extent the same is within its possession, as it shall reasonably request in order to respond to a Decision Notice. The Committee Representatives shall give written notice of their decision regarding the decision to the Ashford in its role as Administrative Member as promptly as reasonably practicable (but not later than the Response Date). In the event that any Committee Representative fails to respond to a Decision Notice on or prior to the Response Date therefor, such failure to respond shall be deemed a vote against the applicable decision. Approval of a decision must be evidenced by a written instrument, counterparts of which shall be executed by at least those Committee Representatives whose votes were required to approve such decision.
     Section 6.3 Property Management. Concurrently herewith, various subsidiaries of the Company are entering into the property management agreements with Remington or its Affiliates listed on Exhibit D hereto, all of which have been approved by the Members. Notwithstanding anything to the contrary contained herein, PRISA III shall have sole authority, after reasonable consultation with the Executive Committee, to enforce, on behalf of the Company and the Subsidiaries, any property management agreements between the Company or any Subsidiary, on the one hand, and Remington (or its Affiliates), on the other hand, and to make elections, grant waivers of, exercise termination rights, or otherwise enforce any provisions of such agreements on behalf of the Company and the Subsidiaries that may be required under or with respect to such agreements. If any property management agreement with Remington is terminated and the Committee Representatives cannot agree upon a replacement property manager for the applicable property within fifteen (15) days after the issue is submitted to the Executive Committee, the Ashford Representatives shall submit to the PRISA III Representatives within five (5) days thereafter a list of four Qualified Property Managers from which the PRISA III Representatives shall select a replacement property manager for the affected property within five (5) days thereafter. If the Ashford Representatives do not submit to the PRISA III Representatives within such five (5) day period the list of four Qualified Property Managers, then the PRISA III Representatives promptly shall pick a replacement property manager that is a Qualified Property Manager. If the Ashford Representatives submit to the

PRISA III Representatives within such five (5) day period the list of four Qualified Property Managers, and the PRISA III Representatives do not then select a replacement property manager from such list within five (5) days thereafter, the Ashford Representatives promptly shall pick a replacement property manager from such list. After selection of a replacement property manager, the Administrative Member shall seek any necessary consent or approval from the applicable lender or lenders of such replacement property manager. If one or more lenders do not consent or approve such selection, then the process for selection and approval of a replacement property manager shall be repeated as to any affected property until a replacement property manager with all necessary lender approvals and consents has been selected for all properties as to which Remington has been terminated. The Members approve amending the Hotel Master Management Agreement of even date herewith between Remington and various Company Subsidiaries to engage Remington on the same terms as in such Hotel Master Management Agreement as a replacement property manager for Courtyard Savannah Historic District hotel and Residence Inn Tampa Downtown hotel, provided that (i) Ashford and Remington obtain all consents required to do so under each of the Approved Loans and otherwise comply with any requirements of the Approved Loans in connection therewith, and (ii) Ashford and Remington obtain all consents required to do so under any License Agreement, any other third party agreement of the Company or its Subsidiaries, or otherwise needed to transfer any licenses or permits necessary for the operation of such hotels.
     Section 6.4 Administrative Member. Subject to the terms and conditions of this Agreement, the Executive Committee delegates to a Member (the “Administrative Member”), who shall initially be Ashford, the responsibility and authority for the day to day administration of the business and affairs of the Company in accordance with the decisions, policies and procedures established by the Executive Committee and the terms of this Agreement. The Executive Committee shall have the right to revoke such delegation of authority at any time in its sole discretion, in which case PRISA III shall become the Administrative Member. PRISA III, acting alone, shall have the right to revoke such authority at any time following the occurrence of a Duty Breach by Ashford, in which case PRISA III shall become the Administrative Member. Each Member when and if it becomes Administrative Member accepts and agrees to perform its duties and undertake its responsibilities set forth in this Agreement and to exercise all commercially reasonable efforts to cause the business of the Company to be operated and managed in accordance with the decisions, policies and procedures established by the Executive Committee and the terms of this Agreement. The Company will reimburse the Administrative Member for its expenditures incurred in connection with the performance of such duties, including reimbursement of (i) all office overhead, in office salaries, telephone, reproduction and other similar costs (except as otherwise expressly set forth in this Agreement), and reasonable travel expenses of its personnel in connection with performing the administrative duties and (ii) third party expenses incurred on behalf of the Company, but not in excess of the amounts set forth in the G&A Budget for such items; provided that the Administrative Member shall be reimbursed for expenditures that arise from an emergency situation, or any unanticipated event or circumstance that causes an imminent danger of material financial or other loss to the Company, without regard to the amounts set forth in the applicable G&A Budget. Upon request of the Member that is not the Administrative Member, the Administrative Member shall provide reasonable supporting verification to the Executive Committee for all expenditures for which any reimbursement is requested.

     Section 6.5 Affiliate Transactions. Notwithstanding anything to the contrary contained in this Agreement, the Executive Committee must approve of any contract or understanding between the Company and any Member or Affiliate of any Member in any capacity, including in connection with the business and operations of the Company, and the terms of any such arrangement shall be commercially reasonable and competitive with amounts that would be paid to third parties on an “arms length” basis.
     Section 6.6 Annual Budgets. The Company and each Subsidiary shall operate under an annual Operating Budget, G&A Budget and Capital Expenditure Budget (collectively, the “Annual Budget”), each of which shall be prepared on a project by project basis and submitted by the Advisor to the Executive Committee for approval. After the Annual Budgets have been approved, the Advisor shall cause the managers to implement them on behalf of the Company and applicable Subsidiary. With respect to the Company and each Subsidiary, the Advisor shall deliver to the Executive Committee for approval the proposed Annual Budget for each calendar year by November 2 of the preceding calendar year (subject to receiving all required information from property managers other than Remington). Provided that each Committee Representative receives the proposed Annual Budget for each calendar year by November 2 of the preceding calendar year, together with all supporting information necessary for such Committee Representative to review the Annual Budget, the Executive Committee will approve, reject, or provide changes to the Annual Budget by December 1 of the year in which the proposed Annual Budget is submitted to the Executive Committee. By no later than the tenth (10th) Business Day after the Annual Budget is approved by the Executive Committee but no later than required under any applicable loan documents, the Executive Committee shall be authorized to deliver the Annual Budget to each lender of the Approved Loans; provided, however, to the extent the Annual Budget has not yet been approved by the Executive Committee, the Annual Budget to be submitted to the lenders shall be the same as the Annual Budget in effect for the prior year with only those adjustments approved by the Executive Committee or comprising Permitted Adjustments. If an Operating Budget or the G&A Budget for any calendar year has not been approved by January 1 of that year, the Company and applicable Subsidiary shall continue to operate under the Operating Budget or the G&A Budget, as applicable, for the previous year with such adjustments as may be necessary to reflect deletion of non recurring expense items set forth on the previous Operating Budget or G&A Budget, as applicable, expenditures required under any Management Agreement, increased insurance costs, taxes, utility costs, and debt service payments and, in the case of the G&A Budget, increases by a CPI adjustment (collectively, the “Permitted Adjustments”); however, no payments or reimbursements to the Members or any of their Affiliates (other than payment of the management fee in accordance with the previous Operating Budget and reimbursements to Ashford, in its capacity as Administrative Member and as the Advisor, in accordance with the previous G&A Budget increased by a CPI adjustment) shall be made by the Company and the Subsidiaries for that year until an Operating Budget or G&A Budget, as applicable, for such year is approved, unless the Executive Committee specifically consents thereto in writing. If a Capital Expenditure Budget for any calendar year has not been approved by January 1 of that year, no capital expenditures (other than deposits into the capital expenditure reserves and Required Expenditures) shall be made by the Company and the Subsidiaries for that year until a Capital Expenditure Budget for such year is approved, unless the Executive Committee specifically consents thereto in writing or such expenditure is required by the applicable licensor.

     Section 6.7 Meetings of the Executive Committee.
          (a) The Executive Committee shall hold quarterly meetings to discuss such matters regarding Company business as the Members may elect. Any such meeting may be held by phone.
          (b) Special meetings of the Executive Committee to discuss such matters regarding Company business as the Members may elect may be called by any Member at any time upon the delivery of notice to the other Members not less than two (2) Business Days prior to the date of such meeting. Any such meeting may be held by phone.
          (c) Each Executive Committee meeting shall be held at the principal place of business of the Company, unless the Committee Representatives otherwise agree. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, unless such Person attends the meeting for the purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. A Person may vote at such meeting by written proxy executed by that Person and delivered to a Member. A proxy shall be revocable unless it is stated to be irrevocable. Any action required or permitted to be taken at such meeting may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the Committee Representatives that would be necessary to take the action at a meeting at which all Committee Representatives were present and voted. At the request of any Committee Representative, any meeting may take place by means of telephone conference, video conference, or similar communication equipment by means of which all Persons participating therein can hear each other.
     Section 6.8 Compensation.
          (a) Except for expense reimbursements set forth in Section 6.9, no compensatory payment shall be made by the Company to any Member for the services to the Company of such Member or any member, partner or employee of such Member.
          (b) Except as other provided herein, each of the PRISA III and Ashford shall bear their own costs and expenses associated with negotiating and entering into this Agreement.
     Section 6.9 Ashford’s Advisory Duties.
          (a) In its capacity as a Member, Ashford agrees to perform for the Company the duties (“Duties”) as set forth on Exhibit H, Section 6.6 and Article VIII and when performing the Duties in such capacity Ashford is referred to as the “Advisor.” Ashford shall perform such Duties until the earlier of (i) the date Ashford is no longer a Member and (ii) the date Ashford’s role as Advisor is terminated pursuant to Section 6.9(j) or 6.9(k).
          (b) The Advisor shall perform and discharge the Duties under this Section 6.9: (i) in good faith to further the rights, interests, investments and objectives of the Company and in the best interests of the Company; and (ii) in accordance with the requirements of any applicable federal, state or local law or regulation. In performing the Duties, the Advisor may from time to time call upon and utilize various facilities, personnel and support services of one or more Affiliates of the Advisor.

          (c) The Advisor’s authority for purposes of this Agreement shall be limited as set forth in Section 6.6, Section 6.9 and Article VIII and any increase in scope of the Advisor’s responsibilities and authority shall be pursuant to prior written authorization by the Executive Committee.
          (d) The Executive Committee shall direct the Advisor, for purposes of this Agreement, except as provided in (i) the following sentence, (ii) Section 6.9(j), (iii) Section 6.9(k) and (iv) with respect to certain expense reviews pursuant to the penultimate sentence of Section 6.9(h). Notwithstanding any other provision in this Section 6.9, PRISA III shall have sole authority, after reasonable consultation with the Executive Committee, to enforce or to grant waivers, on behalf of the Company, under this Section 6.9.
          (e) At all times, the Advisor shall keep true, accurate and complete books of accounts and records relating to the performance of the Duties, which shall be accessible for inspection by any Committee Representative at any time during ordinary business hours upon reasonable notice given by such Committee Representative. The Advisor shall also cause all financial reports reasonably required by any Committee Representative to be prepared and distributed to the Executive Committee on a timely basis. If requested by any Committee Representative and at the Company’s cost, the Advisor shall set up a secure website for documentation relating to the Investments in consultation with the Executive Committee. The Advisor shall regularly request from the Executive Committee such information and direction as the Advisor deems necessary to fulfill its responsibilities under this Agreement and the Executive Committee shall provide the same on a timely basis.
          (f) In addition to the Duties, the Advisor shall regularly consult with the Executive Committee and meet with the Executive Committee promptly upon request of any Committee Representative, and shall, at the reasonable request of any Committee Representative: (i) give advice and recommendations regarding the management, operation and improvement of the Investments, and (ii) participate in strategic planning with the Executive Committee, including, in decisions regarding hold and sell strategies for the Company or individual assets. In general, the Advisor shall inform the Executive Committee of any information of which it has knowledge that the Advisor reasonably believes could influence the policies of the Executive Committee with respect to the Investments or are appropriate for the protection of Investments or preservation of their value.
          (g) The Executive Committee shall make available to the Advisor such documents, materials and information regarding the Investments which, in the reasonable professional judgment of the Advisor, are necessary or appropriate for the proper performance of the Duties. The Executive Committee shall provide timely responses to written requests for approvals received from the Advisor. Failure of the Executive Committee to respond to any such written request for approval within seven (7) Business Days after receipt thereof shall be deemed a denial of approval by the Executive Committee.
          (h) The Advisor shall not receive any separate fee for performance of the Duties but shall be reimbursed for expenses as provided in this Section 6.9. The applicable G&A Budget shall set forth an estimate of the categories and amount of expenses that the Advisor anticipates incurring in connection with the performance of the Duties for the period covered by the applicable G&A Budget. The Company shall reimburse the Advisor for reasonable and customary expenses incurred by the Advisor and its Affiliates in connection with the performance of the Duties, including, but not limited to, all third party expenses and all office overhead, in-office salaries, telephone, reproduction and similar costs fairly allocable to performance of its duties hereunder, provided, however, that (i) the Advisor must obtain the prior written consent of the Executive Committee either as part of the G&A Budget or otherwise, prior to incurring any expense, and (ii) such reimbursement shall not exceed the maximum amount provided in the applicable G&A Budget unless approved by the Executive Committee; provided further that no prior consent of the Executive Committee shall be required for expenditures that arise from an emergency situation, or any unanticipated event or circumstance that causes an imminent danger of material financial or other loss to the Company. The Advisor shall include any such reimbursable expenses the Advisor (or its Affiliates) incurred in a quarterly invoice together with reasonable supporting documentation for expenditures for which reimbursement is requested. PRISA III may initiate, at PRISA III’s cost, upon reasonable notice and at reasonable times, a review of the books and records of the Advisor relating to reimbursable expenses. Any discrepancies shall be promptly adjusted.
          (i) The Advisor represents and warrants that:
               (i) The Advisor has, and will at all times during which it is the Advisor have, sufficient, experienced and competent personnel directly or through Affiliates perform the Duties.
               (ii) The Advisor holds all licenses and permits necessary to perform the Duties and receive the reimbursements as may be required by applicable laws, rules, regulations and ordinances; and
               (iii) The Advisor shall comply with all laws, rules, regulations and ordinances applicable to performance of the Duties.
          (j) PRISA III may terminate Ashford in its role as the Advisor for cause immediately upon written notice of termination from PRISA III to the Advisor, if any of the following events shall occur:
               (i) If the Advisor (A) commits a material breach of this Section 6.9 or a Duty Breach, (B) neglects or is negligent in the performance of the Duties in any material respect or (C) if any representation or warranty of the Advisor in this Section 6.9 becomes untrue or incorrect in any material respect; provided the Advisor shall have thirty (30) days after written notice from PRISA III to cure any of the foregoing; provided further, that if a failure to satisfy any of clause (A), (B) or (C) can be cured but is not reasonably capable of being cured within such thirty (30) day period, the Advisor shall have such longer period of time as is necessary to cure such breach but in no event in excess of a total of one hundred five (105) days.
               (ii) If the Advisor shall be adjudged bankrupt or insolvent by a court of competent jurisdiction, or any order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator or trustee of the Advisor or of all or substantially all of its assets by reason of the foregoing, or approving any petition filed against the Advisor for its reorganization, and the adjudication or order shall remain in force or unstayed for a period of thirty (30) days; or
               (iii) If the Advisor shall institute proceedings for voluntary bankruptcy or shall file a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law for the relief of debtors, or shall consent to the appointment of a receiver of itself or of all or substantially all its assets, or shall make a general assignment for the benefit of its creditors, or if an involuntary petition shall be filed under the federal bankruptcy laws against the Advisor, unless such petition is set aside or withdrawn or ceases to be in effect within sixty (60) days from the date of such filing.
          (k) Ashford may terminate its role as the Advisor and cease performing the Duties at any time without cause upon six months’ prior written notice to the Executive Committee. If Ashford’s Percentage Interest is reduced to less than 25%, PRISA III may terminate Ashford in its role as the Advisor at any time without cause upon six months’ prior written notice after such reduction in Percentage Interest. In addition to the foregoing, the Executive Committee may terminate Ashford in its role as the Advisor without a termination fee with respect to any individual hotel comprising an Investment concurrently with the sale of such hotel by the Company or its Subsidiary.
          (l) Upon the occurrence of any termination of Ashford as the Advisor, the Company shall reimburse the Advisor for all reimbursable expenses incurred through the effective date of termination, but the Company will not be required to pay any termination fee or other fee to the Advisor.
          (m) To the fullest extent permitted by applicable law, the Advisor shall and does hereby fully indemnify, defend and hold harmless the Company, its Members, their partners, Affiliates, officers, employees, agents, representatives, successors and assigns from and against all costs, expenses, claims, damages, liabilities, losses and causes of action, including attorneys’ fees, of any nature, kind or description, and of any person or entity whomsoever (including any governmental agency), relating to or arising out of the bad faith, willful misconduct or gross negligence of the Advisor and its Affiliates and their respective members, shareholders, partners, officers, directors, agents and employees (the “Covered Parties”) in connection with the duties being (or to be) performed under this Section 6.9 or arising out of any breach of this Section 6.9 by the Advisor (or any of the other Covered Parties) or any acts by the Advisor (or any of the other Covered Parties) outside the scope of its authority under this Agreement. The indemnification provisions of this Section 6.9(m) shall survive the termination or expiration of this Agreement.
          (n) The Advisor agrees to provide its full cooperation (and to cause it Affiliates to provide their full cooperation) with the Company and the Executive Committee and their respective members in connection with any sale of any hotel comprising an Investment. At the request of the Company or any Member, the Advisor shall take such reasonable actions for the benefit of, and use reasonable efforts to provide information relating to the Company, its Subsidiaries, the Advisor, or the hotels comprising an Investment in order to satisfy the due diligence disclosure standard to which the Company or such Member customarily adheres or which may be reasonably required in the marketplace by a buyer performing due diligence, including to:
               (i) provide updated financial, budget and other information with respect to each individual hotel comprising an Investment, the Company, the Advisor, and subject to any restrictions contained in a management or franchise agreement, each property manager and franchisor, and provide modifications and/or updates to the market studies, environmental reviews and reports (Phase I reports and, if appropriate, Phase II reports) and engineering reports of each individual hotel comprising an Investment(all of the foregoing being referred to as the “Section 6.9 Provided Information”), together, if customary, with appropriate verification and/or consents of the Section 6.9 Provided Information through letters of auditors or opinions of counsel of independent attorneys; and
               (ii) permit site inspections, appraisals, market studies and other due diligence investigations of each hotel comprising an Investment, as may be reasonably requested by the Company or such Member.
     In addition, as reasonably requested by the Company or such Member, the Advisor shall execute and deliver such certificates and other instruments as are customary for the sale of real estate assets by PRISA III and its Affiliates.
          (o) This Section 6.9 shall not be changed, modified, terminated or discharged in whole or in part except as provided in Section 12.5.
     Section 6.10 Indemnification. Neither (i) the Members, (ii) any Affiliate of the Members, nor (iii) any officer, director, member, partner, shareholder, agent, employee or representative of a Member or such Affiliate (each, an “Indemnified Person”), acting on behalf of the Company or any Subsidiary in connection with any business or activity of the Company or any Subsidiary, including acting in the role of the Advisor, shall be liable, responsible or accountable to the Company, to any Subsidiary or to any Member for any loss or damage arising out of or in connection with the management, operation or conduct of affairs of the Company or any Subsidiary, except (i) to the extent caused by reason of bad faith, willful misconduct, fraud, gross negligence, or acting outside the scope of its authority hereunder and (ii) as to any liability arising out of the Indemnity and Contribution Agreement. The Company, to the fullest extent permitted by the Act and other applicable law, shall indemnify and hold harmless each Indemnified Person, in its capacity as such, from and against any and all claims, obligations, costs, losses, liabilities, damages, penalties, actions, judgments, suits, proceedings, disbursements, expenses (including the reasonable expense of defending, investigating or preparing to defend, or the cost of any appeal or settlement of, any claim, suit, action or proceeding instituted or threatened and the costs of enforcing its indemnification rights hereunder) or liabilities (including reasonable attorneys’ fees) of any kind or nature whatsoever suffered or sustained by such Indemnified Person by reason of, or in any way relating to or arising out of, or alleged to relate to or arise out of or caused or alleged to have been caused in whole or in part by, any acts performed or omitted to be performed by such Indemnified Person on behalf of the Company or any Subsidiary or in furtherance of the interest of the Company or any Subsidiary, except (i) to the extent caused by reason of bad faith, willful misconduct, fraud, gross negligence, or acting outside the scope of its authority hereunder and (ii) as to any liability arising out of the Indemnity and Contribution Agreement.
          (a) No claim, action or proceeding, or any appeal therefrom which is subject to the indemnification provisions of Section 6.10 shall be settled by the Company without the consent of the Indemnified Person affected thereby, unless the settlement of such claim, action or proceeding requires solely the payment of money which is fully paid by the Company. Notwithstanding the foregoing, if the Company is also a defendant in any such claim, action, proceeding or appeal, the Company may enter into any settlement for itself without the consent of any other defendant; provided that (i) such settlement does not adversely affect any Indemnified Person and (ii) the Company shall remain liable for the satisfaction of its obligations to the Indemnified Persons in accordance with its obligations under this Agreement.
          (b) To the extent that, at law or in equity, an Indemnified Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members, such Indemnified Person acting under this Agreement or otherwise shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement unless it constitutes bad faith, willful misconduct, fraud, gross negligence, or acting outside the scope of its authority. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnified Person.
          (c) In any action, suit or proceeding against the Company or any Indemnified Person relating to or arising, or alleged to relate to or arise, out of or caused or alleged to have been caused in whole or in part by any action or non action of an Indemnified Person, the Indemnified Persons shall have the right to jointly employ, at the expense of the Company, counsel of the Indemnified Persons’ choice, which counsel shall be reasonably satisfactory to the Company, in such action, suit or proceeding, provided that if retention of joint counsel by the Indemnified Persons would create a conflict of interest, each group of Indemnified Persons which would not cause such a conflict shall have the right to employ, at the expense of the Company, separate counsel of the Indemnified Persons’ choice, which counsel shall be reasonably satisfactory to the Company, in such action, suit or proceeding. The satisfaction of the obligations of the Company under this Section 6.10(c) shall be from and limited to the assets of the Company and no Member shall have any personal liability on account thereof.
          (d) The provision of advances of funds from the Company to an Indemnified Person for legal expenses and other costs incurred as a result of any legal action or proceeding is required if requested by any Member or Indemnified Person if (i) such suit, action or proceeding relates to or arises out of, or is alleged to relate to or arise out of or caused or alleged to have been caused in whole or in part by, any action or inaction on the part of the Indemnified Person in the performance of its duties or provision of its services on behalf of the Company; and (ii) the Indemnified Person undertakes to repay any funds advanced pursuant to this Section 6.10(d) in cases in which such Indemnified Person would not be entitled to indemnification under Section 6.10(a). If advances are required under this Section 6.10(d), the Indemnified Person shall furnish the Company with an undertaking as set forth in clause (ii) of this paragraph and shall thereafter have the right to bill the Company for, or otherwise require the Company to pay, at any time and from time to time after such Indemnified Person shall become obligated to make payment therefor, any and all reasonable amounts for which such Indemnified Person is entitled to indemnification under Section 6.10 and the Company shall pay the same within thirty (30) days after request for payment. In the event that a determination is made by a court of competent jurisdiction or an arbitrator that the Company is not so obligated in respect of any amount paid by it to a particular Indemnified Person, such Indemnified Person will refund such amount within sixty (60) days of such determination, and in the event that a determination by a court of competent jurisdiction or an arbitrator is made that the Company is so obligated in respect to any amount not paid by the Company to a particular Indemnified Person, the Company will pay such amount to such Indemnified Person within thirty (30) days of such final determination, in either case together with interest at the Prime Rate plus two percent (2%) from the date paid until repaid or the date it was obligated to be paid until the date actually paid.
          (e) Each Member (for purposes of this clause (e), the “First Member”) shall, severally and not jointly, indemnify and hold harmless the Company and each other Member and its respective officers, directors, members, partners, shareholders and agents from and against any and all claims, obligations, costs, losses, damages, penalties, actions, judgments, suits, proceedings, disbursements, expenses (including the expense of defending, investigating or preparing to defend, or the cost of any appeal or settlement of any claim, suit, action or proceeding instituted or threatened and the costs of enforcing its indemnification rights hereunder) or liabilities (including reasonable attorneys’ fees) suffered or sustained by the Company or any other Member to the extent caused by reason of bad faith, willful misconduct, fraud, gross negligence, and acting outside the scope of its authority hereunder. In any such action, suit or proceeding against the Company or any other Member, the Company and each such other Member shall have the right to jointly employ, at the expense of the First Member, counsel of the First Member’s choice, which counsel shall be reasonably satisfactory to the Company and each such other Member, in such action, suit or proceeding, provided that if retention of joint counsel by the Company and each such other Member would create a conflict of interest, the Company and each group of other Members which would not cause such a conflict shall have the right to employ, at the expense of the First Member, separate counsel of the First Member’s choice, which counsel shall be reasonably satisfactory to the Company and each such other Member, in such action, suit or proceeding, and provided, further that such counsel is acceptable to internal counsel of PRISA III, in its reasonable discretion, if PRISA III is an Indemnified Person.
          (f) Notwithstanding anything to the contrary in this Agreement, (i) the Members and the Company each waive any and all rights to allege or claim any punitive, special, speculative and/or consequential damages and (ii) the term “Indemnified Person” shall not include Remington or any officer, director, member, partner, shareholder, agent, employee or representative of Remington.
     Section 6.11 Consulting Agreement. PRISA III intends to enter into a Consulting Agreement with a consultant (“Consultant”) to provide certain hotel consulting services to the Company. The Members agree to provide the Consultant and any replacement therefor that may be selected by PRISA III access to the properties of the Company and its Subsidiaries and all reports and other information related thereto that the Consultant may require to perform its consulting services, and PRISA III agrees to bear all costs and expenses for any such Consultant.

ARTICLE VII
TRANSFER RIGHTS OF MEMBERS
     Section 7.1 Transfers. (a) Except as expressly provided in this Article VII, no Member, or any assignee or successor in interest of a Member, may Transfer or permit the Transfer of, all or any portion of its Company Interest, or in any loans, including Default Capital Contributions, made by it to the Company, or in all or any part of the assets of the Company, directly or indirectly, whether by operation of law or otherwise without the prior written consent of the other Member (which consent may be given or withheld in the other Member’s sole and absolute discretion). A Transfer shall be deemed to have occurred with respect to a Member’s Company Interest upon any Transfer of any direct or indirect interest in that Member. Except as otherwise provided in this Agreement and for the limited purpose described herein, no Member shall have the right to Transfer less than all of its Entire Interest. Any purported Transfer of all or any portion of a Member’s Company Interest or any loans, including Default Capital Contributions, made by it to the Company not otherwise expressly permitted by this Article VII shall be null and void and of no force or effect whatsoever. Except upon a Transfer of an Entire Interest by a Member in accordance with and as permitted by this Agreement, no Member may resign or withdraw from the Company before the dissolution and winding up of the Company. Notwithstanding any provision in the Act to the contrary, including Section 18-604 of the Act, upon a resignation or withdrawal of a Member from the Company, whether in accordance with this Agreement or in violation of this Agreement, such Member shall not be entitled to any payment or any distribution except as specifically provided in this Agreement. Notwithstanding the foregoing, the following Transfers are permitted without the consent of the other Member (each, a “Permitted Transfer”):
               (1) any Transfer of a Member’s entire Company Interest and all unpaid Member Loans made by such Member (collectively, such Member’s “Entire Interest”), excluding any Preferred Interest or Economic Interest previously Transferred (for the avoidance of doubt and without impacting the provisions of Section 7.1(b), a Member’s Entire Interest includes all of such Member’s Preferred Interest not previously transferred), (i) to an Affiliate of such Member or (ii) to an Institutional Investor in connection with any corporate merger, acquisition or other combination involving such Member or the sale or transfer of all or substantially all of its assets; and
               (2) without any right to be admitted a Member of the Company pursuant to this Agreement or the Act, any Transfer to an Institutional Investor of a Member’s rights to receive distributions of Cash Flow pursuant to Sections 4.2(c) and 4.2(d) (the Member’s “Preferred Interest”), provided that the transferee of the Preferred Interest Transferred and such transferred Preferred Interest shall continue to be subject to the right of the other Member to purchase such Preferred Interest pursuant to Section 7.1(b) in the event of a sale of the Transferring Member’s remaining Entire Interest;
provided that notwithstanding any other provision in this Agreement, without the prior written consent of the other Member, no Member shall have any right to mortgage, pledge, hypothecate, encumber, or grant a security interest in all or any portion of such Member’s Company Interest and even with receipt of such consent all Transfers shall be subject to the third party consent requirements of Section 7.6.
No Transfers of any interest in PRISA III REIT, Operating Partner, PRISA III Fund LP, Ashford REIT or Ashford (and its partners) shall be restricted in any way. Further, if necessary or desirable for or to any Member for purposes described in Article XIII, each Member will cooperate in all reasonable respects with respect to the structuring of the acquisition of any Investment, including, by structuring the acquisition of such Investment in a manner that would allow each Member to invest through one (1) or more taxable REIT subsidiaries, so long as such structuring does not adversely affect the economic terms intended to be provided the Members under this Agreement.
          (b) If a Preferred Interest has been Transferred by a Member (“Transferring Member”) pursuant to Section 7.1(a)(2), and then there is a Transfer by the Transferring Member of its remaining Entire Interest to another Member, then at any time after the first anniversary of the Transfer of the Preferred Interest by the Transferring Member the Member acquiring the Entire Interest of the Transferring Member shall have the right to purchase such Preferred Interest for a cash payment equal to the sum, as of the date of payment, of the outstanding balance of the Preferred Equity Account and Preferred Equity Return Account allocable to such Preferred Interest. For avoidance of doubt this Section 7.1 shall not limit the distribution of Cash Flow pursuant to Section 4.2 to any Preferred Interest.
     Section 7.2 Sales of Company Interests to Third Parties. Any Member wishing to exercise its rights under this Section 7.2 shall provide the other Member not more than 120 days and not less than 30 days advance written notice prior to initiating an Offer pursuant to this Section 7.2. If any time after the eighteen (18) month anniversary of the date of this Agreement any Member desires to offer for sale either (a) its Entire Interest other than as provided in Section 7.1 or (b) up to 49% of such Member’s Economic Interest, and in each case only to Institutional Investors, prior to commencing formal marketing or sales efforts, such Member (the “Offeror”) shall first deliver to the other Member (the “Offeree”) a notice signed by the Offeror setting forth all the material terms of the offer (the “Offer”), including the conditions to closing and a statement of the cash value, as reasonably determined by the Offeror, of any non-cash consideration to be delivered in connection with such Offer (the “Cash Value”).
          (a) In such event, the Offeree may, within thirty (30) days after receiving a copy of the Offer from the Offeror, either:
               (i) notify the Offeror of the Offeree’s intent to purchase the Offeror’s Entire Interest or applicable portion of the Economic Interest, as applicable, (the “Proffered Interest”) upon the terms and conditions, including any seller financing, contained in the Offer, except as to date and place of closing and as otherwise provided below in this item (i). If the Offer proposes consideration that is in whole or in part other than cash, the Offeree shall be entitled to purchase the Proffered Interest for the same consideration less, in the case of a sale of the Entire Interest, any Member Loans (and interest thereon), held by Offeree. Notice of election to purchase the Offeror’s Proffered Interest shall be addressed to the Offeror and shall provide for the consummation of the transaction on the date set forth in the notice of election, which date shall be not more than thirty (30) days after receipt by the Offeror of the Offeree’s notice of election to purchase. Such notice shall also set forth the date and place of closing, which shall be in the offices of the seller’s counsel set forth herein, during usual business hours and such notice shall be accompanied by a deposit in an amount equal to ten percent (10%) of the Third Party Sale Amount (including the Cash Value of non-cash consideration) which amount shall be non-refundable except in the event of any default by the Offeror or a failure by the Offeror to satisfy the conditions to closing set forth herein or described in the Offer. If the Offeree elects to purchase the Offeror’s Proffered Interest in accordance with this Section 7.2(a)(i), then the Offeror shall be obligated to sell and transfer its Proffered Interest to the Offeree in accordance with the terms and conditions of the Offer and notice of election provided for in this Section 7.2(a)(i); provided that the closing date may be extended by not more than thirty (30) days if all third party releases and consents required for the Transfer have not been obtained after reasonable efforts; or
               (ii) notify the Offeror that it has no objection to the Offeror selling the Proffered Interest to an Institutional Investor pursuant to the Offer, in which event the Offeror may sell the Proffered Interest to an Institutional Investor upon the same terms and conditions contained in the Offer (provided, that the Offeror may sell the Proffered Interest at a price equal to or in excess of 95% of the price set forth in the Offer), subject to compliance with the provisions of the remainder of this Article VII. The Offeror must complete any such assignment within one hundred eighty (180) days after the expiration of the Offeree’s thirty (30) day election period. In connection with the sale of the Proffered Interest by the Offeror, the Offeree and its Affiliates shall promptly cooperate in all manners reasonably required in order for the Offeror to promptly and efficiently complete such sale, including, in the same manner as is required of the Hold Member with respect to the Portfolio pursuant to Section 7.4(f) below.
If the Offeree shall not have given written notice to the Offeror, as described in subsections (i) or (ii) above, within such 30-day period, it shall be deemed to have exercised the option provided in subsection (ii) above.
               (iii) Any sale of an Economic Interest must provide that such Economic Interest is subject to the right of first offer provisions of this Section 7.2, the buy/sell provisions of Section 7.3 in the event of a subsequent sale of an Entire Interest and the right of first offer provisions of Section 7.4. For avoidance of doubt, any offer to a Member of an Entire Interest includes any and all Economic Interests previously Transferred by the Offeror; and, any Preferred Interests previously Transferred by the Offeror shall be subject to Section 7.1(b).
          (b) Whether or not any transaction contemplated by the foregoing provisions of this Section 7.2 is consummated pursuant to the provisions of the Offer, all the provisions of this Section 7.2 shall apply to any subsequent offer or offers to purchase all or any portion of a Member’s Company Interest, except as provided in Section 7.1. If any new Member is admitted pursuant to this Section 7.2, then such new Member may not exercise any rights to initiate a “buy/sell” procedure pursuant to Section 7.3 or to initiate the provisions of Section 7.4 for a period of twelve (12) months.
          (c) From and after receipt by the Offeree of a copy of the Offer from the Offeror related to the sale of a Proffered Interest and until the earlier of (i) closing of any transfer of a Proffered Interest pursuant to this Section 7.2 and (ii) ninety (90) days following receipt by the Offeree of a copy of the Offer from the Offeror, Ashford’s and PRISA III’s rights to initiate a “buy/sell” procedure pursuant to Section 7.3 and to initiate the provisions of Section 7.4 and Section 7.5 shall be suspended.
     Section 7.3 Buy/Sell: Sale of Entire Interest to Other Member. Either Member may commence a “buy/sell” procedure with respect to its respective Entire Interest in accordance with the following provisions:
          (a) At any time (i) after the third (3rd) anniversary of this Agreement or (ii) after the second (2nd) anniversary of this Agreement, the Executive Committee is unable to agree upon a decision for more than thirty (30) days following delivery of written notice from any Committee Representative to all of the other Committee Representatives stating that a deadlock exists, either Member, as the Buy/Sell Initiator, may give the other Member, as the Buy/Sell Receiving Member, a Buy/Sell Notice, in accordance with the following provisions, provided that notwithstanding the foregoing in the event a new Member is admitted in addition to the restrictions in clause (i) and clause (ii), such new Member may not deliver a Buy/Sell Notice until after the first (1st) anniversary of such Member’s admittance as a Member. For the avoidance of doubt, rights pursuant to this Section 7.3 are not assignable by any Member separate and apart from the Member’s Entire Interest..
          (b) The Buy/Sell Selling Price and the Buy/Sell Purchase Price specified in the Buy/Sell Notice shall be the amounts that the Buy/Sell Initiator and the Buy/Sell Receiving Member would receive (taking into account the repayment of Member Loans from distributions) if the Company were to liquidate all of its assets at the Buy/Sell Company Asset Value designated by the Buy/Sell Initiator, and the Company were to dissolve and distribute the proceeds of liquidation (in accordance with the procedures and priorities stated in Article XI) effective as of the date of the Buy/Sell Notice. The calculation of the amounts a Member would receive in exchange for its Entire Interest, if the Company were to dissolve, liquidate its assets and distribute the liquidation proceeds effective as of the date of the Buy/Sell Notice, shall be made by the Independent Accountants (at the Buy/Sell Initiator’s expense) in accordance with the provisions of Article XI; provided, however, that, in making such calculation, it shall be assumed that no reserves are required with respect to contingent liabilities and no deduction from the hypothetical liquidation proceeds shall be made with respect to transfer and other taxes.
          (c) The Buy/Sell Notice must be accompanied by payment of the Buy/Sell Initiator’s Deposit, which shall be paid, subject to the terms of this Agreement, directly to Buy/Sell Receiving Member, or, at the option of Buy/Sell Initiator, to a title insurance company pursuant to escrow instructions which place such amount in escrow pending closing of the buy/sell initiated by the Buy/Sell Notice.
          (d) The Buy/Sell Receiving Member may, on or before the date that is seventy-five (75) days after the date of receipt of the Buy/Sell Notice, either (i) accept the offer to sell the Buy/Sell Receiving Member’s Entire Interest to the Buy/Sell Initiator, or (ii) accept the offer to purchase the Buy/Sell Initiator’s Entire Interest. Any such response shall be by written notice, and if such response is to accept the offer to purchase the Buy/Sell Initiator’s Entire Interest as set forth in clause (ii) above, such response must be accompanied by the deposits set forth in Section 7.3(e) below. If the Buy/Sell Receiving Member fails to respond by written notice to the Buy/Sell Notice within such 75-day period, the failure to respond shall be deemed the Buy/Sell Receiving Member’s election to accept the offer of the Buy/Sell Initiator to purchase the Entire Interest of the Buy/Sell Receiving Member in accordance with the Buy/Sell Notice.
          (e) If the Buy/Sell Receiving Member elects to purchase the Buy/Sell Initiator’s Entire Interest, notice of such election shall be accompanied by (i) the return of the Buy/Sell Initiator’s Deposit or an irrevocable instruction letter to the escrow agent to release the Buy/Sell Initiator’s Deposit, and (ii) the Buy/Sell Receiving Member’s Deposit, which shall be paid, subject to the terms of this Agreement, directly to Buy/Sell Initiator, or, at the option of Buy/Sell Receiving Member, to a title insurance company pursuant to escrow instructions which place such amount in escrow pending closing of the buy/sell initiated by the Buy/Sell Notice.
          (f) In connection with the sale of one Member’s Entire Interest to the other Member pursuant to this Section 7.3, except as otherwise provided to the contrary as set forth in this Section 7.3, all of the provisions of Sections 7.6, 7.7 and 7.8 shall be applicable to such sale. Closing of the purchase and sale pursuant to this Section 7.3 shall occur on the date which is not later than sixty (60) days after the Buy/Sell Receiving Member’s notice of election or deemed election pursuant to Section 7.3(b), or at such other time as may be otherwise agreed to in writing by the Buy/Sell Receiving Member and the Buy/Sell Initiator; provided that the closing date may be extended by not more than thirty (30) days if all third party releases and consents required for the Transfer have not been obtained after reasonable efforts. The closing shall occur at the office of selling Member’s counsel, unless otherwise agreed by the Members. The Buy/Sell Initiator’s Deposit or the Buy/Sell Receiving Member’s Deposit, as the case may be, shall be credited against the total purchase price for the Entire Interest being purchased pursuant to this Section 7.3.
          (g) Until the earlier of closing of the sale pursuant to this Section 7.3 or the end of the one hundred eighty (180) day period after the delivery of a Buy/Sell Notice, Ashford’s and PRISA III’s right to sell its Company Interest pursuant to the terms of Section 7.2 and to initiate the procedures of Section 7.4 shall be suspended.
          (h) For avoidance of doubt, the Entire Interest of a Member for purposes of this Section 7.3 includes any and all Economic Interests previously Transferred by such Member; and, any Preferred Interests previously Transferred by such Member shall be subject to Section 7.1(b).
     Section 7.4 Right to Sell Portfolio; Right of First Offer.
          (a) At any time (i) after the third (3rd) anniversary of this Agreement or (ii) provided the distributions from any such sale will result in each Member achieving at least a 20% Internal Rate of Rate on the portion of its Initial Capital Contribution contributed in cash, after the second (2nd) anniversary of this Agreement, either Member (“Selling Member”) may send a written notice (“Sale Notice”) to the other Member (“Hold Member”) that it wishes to sell all of the Investments held by the Company and its Subsidiaries (the “Portfolio”), provided that a Sale Notice may be delivered only if the Selling Member has first delivered a written notice not more than 120 days and not less than 30 days before delivery of the Sale Notice that the Selling Member intends to deliver a Sale Notice. Such Sale Notice shall specify the price (“Sale Price”) at which the Selling Member is willing to sell the Portfolio.
          (b) Within forty-five (45) days after receiving a copy of the Sale Notice, Hold Member shall notify Selling Member in writing (“Election Notice”) that either:
               (1) Hold Member elects to purchase the Selling Member’s Company Interest for an amount determined by the Independent Accountants (at the Hold Member’s expense) equal to the amount that Selling Member would receive (taking into account the repayment of Member Loans from distributions) if the Company were to dissolve, liquidate all of its assets at the Sales Price and distribute the liquidation proceeds effective as of the date of the Sale Notice (the “Interest Purchase Price”). In such case, the Election Notice shall be accompanied by a non-refundable deposit in the amount of ten percent (10%) of the Interest Purchase Price (the “Interest Purchase Deposit”). Hold Member shall thereafter close on the acquisition of the Entire Interest of the Selling Member on a date chosen by Hold Member which shall not be more than seventy-five (75) days nor earlier than twenty (20) days following the date of the Election Notice all in accordance with the terms of Section 7.2 as if Hold Member were the acquiring Member; or
               (2) Hold Member is agreeable to the sale of the Portfolio by the Company to a third party at the price not less than the Sale Price.
Failure of the Hold Member to provide an Election Notice within forty-five (45) days after receipt of a Sale Notice shall be deemed an election to sell the Portfolio to a third party.
          (c) If there is an election or deemed election to sell the Portfolio to a third party, the Executive Committee shall make every reasonable effort to effect a sale of the Portfolio to a third party within six (6) months after such election or deemed election (the “Sale Period”), and such assets shall be sold as a single portfolio. The Members and their Affiliates shall not be entitled to bid to purchase the Portfolio pursuant to this Section 7.4(c). The Hold Member and its Affiliates shall promptly cooperate in all manners reasonably required in order for the Selling Member to promptly and efficiently complete such sale, including as provided in Section 7.4(f) below. The Executive Committee shall promptly select a broker with a national reputation for the sale of similar portfolios of hotel properties for the Company to engage for the marketing and sale of the assets. Such broker shall be directed to undertake customary marketing efforts and solicit bids for the purchase of the assets on an all cash, as is basis and such other terms as are customary for the sale of real estate assets as the Executive Committee may reasonably determine. Upon receipt of final bids from prospective third party purchasers, the Selling Member shall select the third party bidder with the highest bid (taking into account all relevant closing costs such as defeasance expenses and transfer taxes), provided that the Selling Member shall not be required to accept a purchase price less than ninety-five percent (95%) of the Sale Price. If the highest bid received during the Sale Period is for a purchase price less than ninety-five percent (95%) of the Sale Price (the “Alternative Offer”), which Alternative Offer is acceptable to the Selling Member, then the Selling Member shall give notice to the Hold Member at such time of such Alternative Offer, which notice shall include all of the relevant terms and conditions of such Alternative Offer. The Hold Member shall have the right, for a period of thirty (30) days after its receipt of notice of an Alternative Offer, to elect to purchase the Selling Member’s Entire Interest in the manner set forth in Section 7.4(b)(i) and at an Interest Purchase Price based on the purchase price set forth in the Alternative Offer. Any such election notice shall be accompanied by payment to Selling Member of the Interest Purchase Deposit. The Interest Purchase Deposit shall be non-refundable but shall be applicable to the Interest Purchase Price. If the Hold Member shall deliver an election notice together with the Interest Purchase Deposit to the Selling Member during such thirty (30) day period, the purchase and sale pursuant to this Section 7.4(c) shall occur within thirty (30) days after receipt by the Selling Member of the notice of such election. If the Hold Member shall not elect, within such thirty (30) day period, to purchase the Selling Member’s Entire Interest pursuant to the foregoing provisions of this Section 7.4(c), the Selling Member shall have the right to effect a sale of the Portfolio pursuant to the terms of the Alternative Offer. If no sale is completed within the Sale Period, the provisions of this Section 7.4 shall reset and continue.
          (d) From and after the date of any Sale Notice or Alternative Offer and until any such Sale Notice or Alternative Offer is withdrawn (and, if not consummated within the Sale Period, then such Marketing Proposal or Alternative Offer shall be deemed withdrawn) Ashford’s and PRISA III’s right to sell its Entire Interest pursuant to the terms of Section 7.2, to initiate a “buy/sell” procedure pursuant to Section 7.3, and to initiate the sale provisions of Section 7.5 shall be suspended.
          (e) In no event shall the Selling Member be in default or have any liability to the Hold Member or the Company for a failure by a third party to complete any purchase of the Portfolio pursuant to this Section 7.4.
          (f) The Hold Member shall cooperate on a timely basis (and to cause it Affiliates to cooperate on a timely basis) with the Selling Member in connection with any sale of the Portfolio pursuant to this Section 7.4. At the request of the Selling Member, all Members shall cause the Company to take all reasonable actions in support of consummating any Transfer under this Section 7.4, and shall use reasonable efforts to provide information relating to the Company, its Subsidiaries, the Hold Member, or the Investments in order to satisfy the due diligence disclosure standard to which the Selling Member customarily adheres or which may be reasonably required in the marketplace by a buyer performing due diligence, including to:
               (i) (a) provide updated financial, budget and other information with respect to each individual property in the Portfolio, the Company, the Hold Member, and subject to any restrictions contained in a management or franchise agreement, each property manager and franchisor, and (b) assist in obtaining modifications and/or updates (to the extent more than 12 months old) to the market studies, environmental reviews and reports (Phase I reports and, if appropriate, Phase II reports) and engineering reports of each individual property comprising the Portfolio (all of the foregoing being referred to as the “Provided Information”), together, if customary, with appropriate verification and/or consents of the Provided Information through letters of auditors or opinions of counsel of independent attorneys; and
               (ii) Accommodate and facilitate site inspections, appraisals, market studies and other due diligence investigations of each individual property, as may be reasonably requested by the Selling Member.

In addition, as reasonably requested by the Selling Member, the Hold Member shall execute and deliver (or, as applicable, authorize the Company and its Subsidiaries to execute and deliver) such sale agreements, conveyance documents, resolutions, certificates and other instruments in form and substance as are customary for the sale of real estate assets.
          (g) With respect to decisions to be made by the Executive Committee relating to or under this Section 7.4, the Committee Representatives shall act promptly and reasonably so as to maximize the value of the Portfolio and to accomplish efficiently a sale of the Portfolio on market terms. The Members hereby agree that any dispute among the Members or Committee Representatives as to how to proceed under this Section 7.4 shall be arbitrated in the Court of Chancery of the State of Delaware, pursuant to 10 Del. C. § 349 and the Rules of the Delaware Court of Chancery. The parties hereby submit to the exclusive jurisdiction of the Delaware Court of Chancery in connection with any action to compel arbitration, in aid of arbitration, or for provisional relief to maintain the status quo or prevent irreparable harm prior to the appointment of the arbitrator. Upon resolution of any such dispute, the losing Member and its Committee Representatives shall lose all rights to participate in decision making regarding the sale of the Portfolio unless and until no sale occurs during the Sale Period and the provisions of this Section 7.4 reset. Each party hereto shall bear its own legal fees and costs in connection with the arbitration; provided, however, that each such party shall pay one-half of the any filing fees, fees and expenses of the arbitrator or similar costs incurred by the parties in connection with the prosecution of the arbitration.
          (h) For avoidance of doubt, the Entire Interest of a Member for purposes of this Section 7.4 includes any and all Economic Interests previously Transferred by such Member; and, any Preferred Interests previously Transferred by such Member shall be subject to Section 7.1(b).
     Section 7.5 Right to Sell Partial Portfolio.
          (a) At any time (i) after the third (3rd) anniversary of this Agreement or (ii) provided the distributions from any such sale will result in each Member achieving at least a 20% Internal Rate of Return on the portion of its Initial Capital Contribution contributed in cash, after the second (2nd) anniversary of this Agreement, either Member (“Divesting Member”) may send a written notice (“Partial Sale Notice”) to the other Member (“Retaining Member”) that it wishes to sell a portion of the Investments held by the Company and its Subsidiaries (the “Partial Portfolio”), provided that a Partial Sale Notice may be delivered only if the Divesting Member has first delivered a written notice not more than 120 and not less than 30 days before delivery of the Partial Sale Notice that the Divesting Member intends to deliver a Partial Sale Notice and provided further that in each of clause (i) and clause (ii):
(1)	Each Approved Loan allows a sale of a Partial Portfolio pursuant to its terms or written lender consent to such sale is obtained by the Divesting Member on behalf of the Company;

(2)	No such sale of a Partial Portfolio shall in any manner require a Capital Call;

(3)	The Divesting Member has no outstanding Member Loans as a borrower that are not paid before or in connection with the sale of the Partial Portfolio; and

(4)	The amount of the net proceeds from the Partial Portfolio sale, net of all costs and reserves, shall exceed the amount required to be paid to all lenders under any Approved Loan as a result of such sale, unless the Divesting Member pays such shortfall which shall not be treated as a Capital Contribution; and

(5)	Without Executive Committee approval, not more than three (3) hotels that compromise Investments may be sold pursuant to this Section 7.5 in any 12 calendar month period.
Such Partial Sale Notice shall specify the price (“Partial Sale Price”) at which the Divesting Member is willing to sell the Partial Portfolio. Any sale of an Investment securing the Cigna Loan shall not be subject to the time restrictions of clause (i) or clause (ii) in this Section 7.5(a), but shall nevertheless be subject to the remaining portions of this Section 7.5.
          (b) Within forty-five (45) days after receiving a copy of the Partial Sale Notice, Retaining Member shall notify Divesting Member in writing (“Buy Notice”) that either:
               (1) Retaining Member elects to purchase the Partial Portfolio for the Partial Sale Price. In such case, the Buy Notice shall be accompanied by a non-refundable deposit in the amount of ten percent (10%) of the Partial Sale Price (the “Partial Sale Deposit”). Retaining Member shall thereafter close on the acquisition of the Partial Portfolio on an all cash, as-is basis on a date chosen by Retaining Member which shall not be more than seventy-five (75) days nor earlier than twenty (20) days following the date of the Buy Notice; or
               (2) Retaining Member is agreeable to the sale of the Partial Portfolio by the Company to a third party at the price not less than the Partial Sale Price.
     Failure of the Retaining Member to provide an Election Notice within forty-five (45) days after receipt of a Partial Sale Notice shall be deemed an election to sell the Partial Portfolio to a third party.
          (c) If there is an election or deemed election to sell the Partial Portfolio to a third party, the Executive Committee shall make every reasonable effort to effect a sale of the Partial Portfolio to a third party within 120 days for a Partial Portfolio of three or fewer hotels that comprise Investments and 150 days for a Partial Portfolio of more than three hotels that comprise Investments after such election or deemed election (the “Partial Sale Period”). The Members and their Affiliates shall not be entitled to bid to purchase the Partial Portfolio. The Retaining Member and its Affiliates shall promptly cooperate in all manners reasonably required in order for the Divesting Member to promptly and efficiently complete such sale, including in the same manner with respect to the Partial Portfolio as is required of the Hold Member with respect to the Portfolio pursuant to Section 7.4(f) above. The Executive Committee shall promptly select a broker with a national reputation for the sale of similar portfolios of hotel properties for the Company to engage for the marketing and sale of the assets. Such broker shall be directed to undertake customary marketing efforts and solicit bids for the purchase of the assets on an all cash, as is basis and such other terms as are customary for the sale of real estate assets as the Executive Committee may reasonably determine. Upon receipt of final bids from prospective third party purchasers, the Executive Committee shall select the third party bidder with the highest bid (taking into account all relevant closing costs such as defeasance expenses and transfer taxes), provided that the Executive Committee shall not be required to accept a purchase price less than ninety-five percent (95%) of the Partial Sale Price. If the highest bid received during the Partial Sale Period is for a purchase price less than ninety-five percent (95%) of the Partial Sale Price (the “Revised Offer”), which Revised Offer is acceptable to the Divesting Member, then the Divesting Member shall give notice to the Retaining Member at such time of such Revised Offer, which notice shall include all of the relevant terms and conditions of such Revised Offer. The Retaining Member shall have the right, for a period of thirty (30) days after its receipt of notice of an Revised Offer, to elect to purchase the Partial Portfolio in the manner set forth in Section 7.5(b)(1) and at the purchase price set forth in the Revised Offer. Any such election notice shall be accompanied by payment to Divesting Member of the Partial Sale Deposit. The Partial Sale Deposit shall be non-refundable but shall be applicable to the purchase price set forth in the Revised Offer. If the Retaining Member shall deliver an election notice together with the Partial Sale Deposit to the Divesting Member during such thirty (30) day period, the purchase and sale pursuant to this Section 7.5(c) shall occur within thirty (30) days after receipt by the Divesting Member of the notice of such election. If the Retaining Member shall not elect, within such thirty (30) day period, to purchase the Partial Portfolio pursuant to the foregoing provisions of this Section 7.5(c), the Divesting Member shall have the right to affect a sale of the Partial Portfolio pursuant to the terms of the Revised Offer. If no sale is completed within the Partial Sale Period, the provisions of this Section 7.5 shall reset and continue with respect to the Partial Portfolio.
          (d) In no event shall the Divesting Member be in default or have any liability to the Retaining Member or the Company for a failure by a third party to complete any purchase of the Portfolio pursuant to this Section 7.5. Upon any forfeiture of the Partial Sale Deposit to the Company by the Retaining Member, there shall be a special distribution of the Partial Sale Deposit to the Divesting Member.
          (e) With respect to decisions to be made by the Executive Committee relating to or under this Section 7.5, the Committee Representatives shall act promptly and reasonably so as to maximize the value of the Partial Portfolio and to accomplish efficiently a sale of the Partial Portfolio on market terms. The Members hereby agree that any dispute among the Members or Committee Representatives as to how to proceed under this Section 7.5 shall be arbitrated in the Court of Chancery of the State of Delaware, pursuant to 10 Del. C. § 349 and the Rules of the Delaware Court of Chancery. The parties hereby submit to the exclusive jurisdiction of the Delaware Court of Chancery in connection with any action to compel arbitration, in aid of arbitration, or for provisional relief to maintain the status quo or prevent irreparable harm prior to the appointment of the arbitrator. Upon resolution of any such dispute, the losing Member and its Committee Representatives shall lose all rights to participate in decision making regarding the sale of the Partial Portfolio. Each party hereto shall bear its own legal fees and costs in connection with the arbitration; provided, however, that each such party shall pay one-half of the any filing fees, fees and expenses of the arbitrator or similar costs incurred by the parties in connection with the prosecution of the arbitration.

     Section 7.6 Assumption by Assignee. Any assignment of an Entire Interest or a Permitted Transfer under Section 7.1(a) in the Company permitted under this Article VII shall be in writing, and shall be an assignment and transfer of all of the assignor’s rights and obligations hereunder, and the assignee shall expressly agree in writing to be bound by all of the terms of this Agreement and assume and agree to perform all of the assignor’s agreements and obligations existing or arising at the time of and subsequent to such assignment. Upon any such permitted assignment of the assignor’s Entire Interest, and after such assumption, the assignor shall be relieved of its agreements and obligations hereunder arising after such assignment and the assignee shall become a Member in place of the assignor. An executed counterpart of each such assignment of an Entire Interest in the Company and assumption of a Member’s obligations shall be delivered to each Member and to the Company. The assignee shall pay all expenses incurred by the Company in admitting the assignee as a Member. Except as otherwise expressly provided herein, no permitted assignment shall terminate the Company.
If any direct or indirect interest in the Company is being Transferred to a third party, as a condition to any such Transfer, the Transferring Member shall obtain such consents as may be required from third parties, if any, or waivers thereof. If any party to the No Transfer Agreement attempts a Transfer of any direct or indirect interest in the Company that is in violation of the No Transfer Agreement (whether or not such Transfer is void ab initio), then such party, if such party was a Member, or the Member who is an Affiliate of such party if such party was not a Member (the “Violating Member”) shall no longer have the right to exercise any rights otherwise granted to, or retained by, the Violating Member under this Agreement to propose, authorize, approve or consent to any action, decision, agreement or other issue under this Agreement, including those of the Violating Member’s representatives on the Executive Committee set forth in Article VI (and, accordingly, Violating Member shall be deemed to have consented to any action by the other Member); (ii) the other Member shall replace Violating Member in its role, if any, as the Administrative Member and Tax Matters Member, (iii) the other Member may terminate Violating Member in its role, if any, as Advisor, and (iv) Violating Member shall lose all rights to exercise and make elections under Sections 7.2, 7.3, 7.4, and 7.5 of this Agreement. If an Entire Interest is being assigned to the other Member, as a condition to any such assignment, the assignee Member shall obtain such consents as may be required from third parties, if any, or waivers thereof. Each Member shall use reasonable efforts to cooperate with the other Member in obtaining such consents or waivers. Notwithstanding anything to the contrary contained herein, in the event any Member is required to assign its Entire Interest to the other Member pursuant to this Article VII, (i) the assignee Member shall concurrently deliver full and unconditional releases of the assigning Member and its Affiliates from all liability under that certain Indemnity and Contribution Agreement, and (ii) the assignee Member shall exercise commercially reasonable efforts to obtain full and unconditional releases (“Third Party Releases”) of the assigning Member and its Affiliates from the Joint and Several Documents (as defined in the Indemnity and Contribution Agreement) and all other direct or contingent debts, liabilities, obligations and claims related to the Company and the Subsidiaries for which the assigning Member or its Affiliates may be liable. If any Third Party Release is not available on commercially reasonable terms, the assignee Member shall indemnify and hold the assigning Member and its Affiliates harmless from and against all debts, liabilities and obligations for which for which the missing Third Party Release was being sought. If the Ashford is the assignee Member, Ashford shall provide the indemnity required by the prior sentence. If the

PRISA III is the assignee Member, PRISA III shall cause Operating Partner to provide the indemnity required by the second prior sentence.
     Section 7.7 Amendment of Certificate of Formation. If an assignment of an Entire Interest in the Company shall take place pursuant to the provisions of this Article VII then unless the Company is dissolved by such assignment, the continuing Member or Members promptly thereafter shall cause to be filed, to the extent necessary, an amendment to the Company’s Certificate of Formation with all applicable state authorities, together with any necessary amendments to the fictitious or assumed name(s) of the Company in order to reflect such change or take such similar action as may be required.
     Section 7.8 General Transfer Provisions. All of the subsections of this Section 7.8 shall apply to the sale of one Member’s Entire Interest to the other Member pursuant to this Article VII:
          (a) Purchase Price. In the event of the sale of an Entire Interest, the purchase price to the extent payable in cash shall be paid, at the selling Member’s option, by wire transfer of immediately available funds to an account which is designated by the selling Member or by certified check drawn to the order of the selling Member.
          (b) Intentionally Omitted.
          (c) Distributions Prior to Closing. Both Members (including the selling Member) shall be entitled to any distributions of Cash Flow from the Company in accordance with Section 4.2 until the date of closing of the sale of the applicable Entire Interest. The purchasing Member shall receive all distributions of Cash Flow after the closing other than any Cash Flow payable to the holder of a Preferred Interest that has not been acquired.
          (d) Non-Foreign Compliance. At closing the selling Member shall deliver to the purchasing Member a “nonforeign affidavit” as referred to in the Foreign Investment in Real Property Tax Act in form and substance reasonably satisfactory to the purchasing Member, together with original counterparts or certified copies of all sales contracts, leases and service contracts affecting the Property.
          (e) Title and Survey. If the purchasing Member desires to receive a new or updated title insurance policy or survey or both, such Member shall pay for same at its own expense.
          (f) Closing Documents. In a sale of an interest in the Company, the selling Member shall execute an assignment of such interest, free and clear of all liens, encumbrances and adverse claims, which assignment shall otherwise be in form and substance reasonably satisfactory to the purchasing Member, and such other instruments as the purchasing Member shall reasonably require to assign the interest of the selling Member to such Person or entity as the purchasing Member may designate. Such documents shall be prepared by the purchasing Member, and closing costs and all other charges required to be paid hereunder in closing the sale [except for attorneys’ fees (each party paying their own) and title insurance costs (to be paid by the purchaser)] shall be prorated between PRISA III and Ashford in the ratio of the Percentage

Interests of the Members. Stamp, recording, transfer or similar taxes arising in connection with the sale of the interest, if any, shall be paid by the selling Member.
          (g) Remedies (Selling Member Default). If the selling Member defaults in the observance or performance of its covenants and obligations to sell its Entire Interest hereunder, and such default continues for five (5) days after the date of receipt of written notice from the purchasing Member demanding cure of such default, the purchasing Member shall be entitled either, at the purchasing Member’s option:
               (i) to sue the selling Member for specific performance of this Agreement, provided that if such remedy is not completed, purchasing Member shall have the right to elect to exercise any other remedy option provided hereunder,
               (ii) if specific performance of this Agreement is not available or the selling Member engages in an intentional default hereunder, to sue the selling Member for damages,
               (iii) to waive the current obligation of the selling Member to sell its Entire Interest pursuant to this Agreement and to obtain by payment from the selling Member, or by allocation from the amounts otherwise distributable to the selling Member hereunder, an amount equal to the Buy/Sell Deposit in addition to the return of the Buy/Sell Deposit to the purchasing Member, Interest Purchase Deposit or other earnest money deposit posted by the purchasing Member, the amount of which shall constitute full liquidated damages for such default of the selling Member, the parties hereto acknowledging the difficulty of ascertaining the actual damages in the event of such a default, that it is impossible more precisely to estimate the damages to be suffered by the purchasing Member upon the selling Member’s default, that such payment is intended not as a penalty, but as full liquidated damages and that such amount constitutes a reasonable good faith estimate of the potential damages arising therefrom, it being otherwise difficult or impossible to estimate such actual damages.
In addition, and without regard to any exercise of remedies under this Section 7.8(g), for a period beginning on the date five (5) days after the date of receipt of such written notice from the purchasing Member demanding cure of such default by the selling Member, the selling Member shall no longer have the right to exercise any rights otherwise granted to, or retained by, the selling Member under this Agreement to propose, authorize, approve or consent to any action, decision, agreement or other issue under this Agreement, including those of the selling Member’s representatives on the Executive Committee set forth in Article VI (and, accordingly, selling Member shall be deemed to have consented to any action by the other Member); (ii) purchasing Member shall replace selling Member in its role, if any, as the Administrative Member and Tax Matters Member, (iii) purchasing Member may terminate selling Member in its role, if any, as Advisor, and (iv) selling Member shall lose all rights to exercise and make elections under Sections 7.2, 7.3, 7.4, and 7.5 of this Agreement.
          (h) Remedies (Purchasing Member Default). If the purchasing Member defaults in the observance or performance of its covenants and obligations to sell its Entire Interest hereunder, and such default continues for five (5) days after the date of receipt of written notice from the selling Member demanding cure of such default, the selling Member shall be entitled either, at the selling Member’s option:
               (i) to acquire from the purchasing Member the Entire Interest of the purchasing Member for a purchase price equal to ninety-five percent (95%) of the purchase price determined, as applicable, based on the Buy/Sell Company Asset Value or Sale Price (or, with respect to a sale of an Entire Interest under Section 7.2, derived from the amount which would constitute the Buy/Sell Company Asset Value by determination of the value of the selling Member’s Entire Interest which such purchasing Member failed to purchase), or
               (ii) to waive the current obligation of the purchasing Member to purchase such Entire Interest pursuant to this Agreement and to obtain, or retain, as applicable, the Buy/Sell Deposit, Interest Purchase Deposit or other earnest money deposit, the amount of which shall constitute full liquidated damages for such default of the purchasing Member, the parties hereto acknowledging the difficulty of ascertaining the actual damages in the event of such a default, that it is impossible more precisely to estimate the damages to be suffered by the selling Member upon the purchasing Member’s default, that such payment is intended not as a penalty, but as full liquidated damages and that such amount constitutes a reasonable good faith estimate of the potential damages arising therefrom, it being otherwise difficult or impossible to estimate such actual damages.
In addition, and without regard to any exercise of remedies under this Section 7.8(h), for a period beginning on the date five (5) days after the date of receipt of such written notice from the selling Member demanding cure of such default by the purchasing Member, the purchasing Member shall no longer have the right to exercise any rights otherwise granted to, or retained by, the purchasing Member under this Agreement to propose, authorize, approve or consent to any action, decision, agreement or other issue under this Agreement, including those of the selling Member’s representatives on the Executive Committee set forth in Article 6 (and, accordingly, purchasing Member shall be deemed to have consented to any action by the other Member); (ii) selling Member shall replace purchasing Member in its role, if any, as the Administrative Member and Tax Matters Member, (iii) selling Member may terminate purchasing Member in its role, if any, as Advisor, and (iv) purchasing Member shall lose all rights to exercise and make elections under Sections 7.2, 7.3, 7.4, and 7.5 of this Agreement
          (i) Nominee of Purchaser. In the event of the purchase of an interest in the Company of one Member by the other Member, at the option of the purchasing Member, the interest may be transferred to a nominee of the purchasing Member.

     Section 7.9 Indemnification for Securities Laws Violations.
          (a) Acknowledgement of Securities Laws. Each party hereto acknowledges that (i) any Transfer of a direct or indirect interest in the Company may constitute or involve an offering or sale of securities for purposes of Securities Laws, and (ii) no Transfer of a direct or indirect interest in the Company, or in the Company Interest, may be effected in violation of this Agreement.
          (b) Ashford Liability for Transfers. If Ashford shall Transfer all or any portion of its Company Interest to anyone other than PRISA III pursuant to Article VII, Ashford shall be fully liable and responsible to PRISA III for any and all liability, loss, cost, injury, damage or expense suffered or incurred by PRISA III resulting from violations of any Securities Laws occurring in connection with such transfer; provided, however, that PRISA III shall be responsible and liable to Ashford for any and all liability, loss, cost, injury, damage or expense suffered or incurred by Ashford resulting from any violation or breach of any Securities Laws occurring in connection with such transfer based upon false or misleading information that is furnished in writing by PRISA III in connection with such transfer. Ashford shall indemnify, defend and hold PRISA III and its Affiliates free and harmless for, from and against any and all liability, loss, cost, injury, damage or expense (including attorneys’ fees and costs incurred in the investigation, defense and settlement of the matter) suffered or incurred by reason of any breach by Ashford of its obligations under this Section 7.9(b).
          (c) PRISA III Liability for Transfers. If PRISA III shall transfer all or any portion of its Company Interest to anyone other than Ashford pursuant to Article VII, PRISA III shall be fully liable and responsible to Ashford for any and all liability, loss, cost, injury, damage or expense suffered or incurred by Ashford resulting from violations of any Securities Laws occurring in connection with such transfer; provided, however, that Ashford shall be responsible and liable to PRISA III for any and all liability, loss, cost, injury, damage or expense suffered or incurred by PRISA III resulting from any violation or breach of any Securities Laws incurred in connection with such transfer based upon any false or misleading information which is furnished in writing by Ashford in connection with such transfer by PRISA III. PRISA III shall indemnify, defend and hold Ashford and its Affiliates free and harmless for, from and against any and all liability, loss, cost, injury, damage or expense (including attorneys’ fees and costs incurred in the investigation, defense and settlement of the matter) suffered or incurred by reason of any breach by PRISA III of its obligations under this Section 7.9(c).

     Section 7.10 Compliance with ERISA and State Statutes on Governmental Plans.
          (a) Not less than thirty (30) days before each transfer or pledge of a direct or indirect interest in Ashford (and no transfer or pledge of a direct or indirect interest in Ashford may be effected in violation of this Agreement), Ashford shall cause the proposed transferee to deliver to PRISA III a certification in substantially the form of Exhibit F attached hereto and made a part hereof; provided that a Transfer of an interest in Ashford REIT or in Ashford shall not be subject to this Section 7.10. In addition:
               (i) If Ashford proposes to sell its Entire Interest pursuant to Article VII, Ashford shall cause the purchaser to deliver to PRISA III a certification in the form set forth in Exhibit F, at the same time that Ashford initially notifies PRISA III of the intended sale.
               (ii) If PRISA III notifies Ashford that Ashford’s sale to the proposed purchaser would be a Plan Violation (with the explanation of the reasons therefor as required by Section 7.10(b)), then Ashford shall not sell its Entire Interest to the proposed purchaser.
               (iii) If PRISA III does not give notice in accordance with Section 7.10(a)(ii), and:
               (1) Ashford sells its Entire Interest to the proposed purchaser, then, at the closing of the sale, (a) Ashford shall cause the proposed purchaser to deliver to PRISA III a certification in substantially the form of Exhibit F, and (b) PRISA III shall deliver to the proposed purchaser a certification in substantially the form of Exhibit G; or
               (2) Ashford sells its Company Interest to PRISA III, then, at the closing of the sale, (a) Ashford shall deliver to PRISA III a certification in substantially the form of Exhibit F, and (b) PRISA III shall deliver to Ashford a certification in substantially the form of Exhibit G.
          (b) Anything else in this Agreement to the contrary notwithstanding, PRISA III shall have up to thirty (30) days following the receipt by it of a certification by Ashford or a proposed transferee provided for in this Section 7.10 to notify Ashford that it has determined that a proposed transfer by Ashford of its Entire Interest or a proposed transfer of the Investment would result in a Plan Violation. If PRISA III notifies Ashford that any such proposed transaction would constitute a Plan Violation (which notification shall contain an explanation of the reasons for such determination), the proposed transaction shall not be consummated and any attempt to do so shall be void. If, within such 30-day period, PRISA III notifies Ashford that it has determined that no Plan Violation will result from the proposed transaction, or if PRISA III does not deliver any notification to Ashford within such 30-day period, then the proposed transaction may be consummated; provided, however, that such transaction must be consummated no later than (i) the 20th day after the delivery to Ashford by PRISA III of a notice that it has determined that the proposed transaction will not result in a Plan Violation or the expiration of the 30-day period referred to in this Section 7.10, as the case may be, or (ii) if the applicable Section of this Agreement provides for a closing that is later than such 20-day period, the latest day that such Section permits such closing to occur; and provided, further, that, if any certification by Ashford or a proposed transferee contains a material misrepresentation or omission, then, in such event, notwithstanding PRISA III’s lack of objection or deemed lack of objection thereto, the proposed transaction shall not be consummated and, if it is consummated, such transaction shall be void, if such transaction would result in a Plan Violation.
          (c) Ashford shall indemnify PRISA III and defend and hold PRISA III harmless from and against all loss, cost, damage and expense that PRISA III may incur, directly or indirectly, as a result of (i) a default by Ashford under the provisions of this Section 7.10, or (ii) a breach of a representation or warranty given by Ashford or any Affiliate of Ashford under this Section 7.10, or (iii) any material misstatement or omission in a certification by Ashford which is given to PRISA III pursuant to this Section 7.10. The loss, cost, damage and expense will include attorney’s fees and costs incurred in the investigation, defense and settlement of claims and losses incurred in
               (i) correcting any Plan Violation,
               (ii) the prohibited sale of a Company interest, or
               (iii) obtaining any individual exemption for a Plan Violation that may be required, in PRISA III’s sole discretion. This indemnity shall survive (x) the sale of Ashford’s Entire Interest and (y) termination of this Agreement. Ashford shall not be required to indemnify PRISA III pursuant to this subsection (b) if any of PRISA III’s representations and warranties relating to ERISA or Plan Violation are materially false.
          (d) The Company will not enter into any agreements, or suffer any conditions, that PRISA III determines would result in a Plan Violation. At Ashford’s request, PRISA III shall deliver a notice of each such determination to Ashford together with an explanation of the reasons for the determination.
          (e) PRISA III and Ashford will cooperate to discover and correct Plan Violations.
ARTICLE VIII
COMPANY BOOKS AND RECORDS
     Section 8.1 Books, Records, Accounting and Reports.
          (a) Ashford, acting as the Advisor and on behalf of the Company, shall maintain, or cause to be maintained, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the ownership and operation of the property of the Company. Such books and records of account shall be prepared and maintained at the principal place of business of the Company. Such books and records shall be maintained, and income, gain, losses, deductions and credits shall be determined and accounted for, on the accrual basis in accordance with generally accepted accounting principals consistently applied (with sufficient supplementary records to permit the computation of cash flow on a cash basis). Each Member or its duly authorized representative, upon reasonable prior notice, shall have the right to inspect, examine and copy such books and records of account at the Company’s office during reasonable business hours and to receive other material information about the Company and its operations. A reasonable charge for copying books and records may be charged by the Company. Each Member, upon reasonable prior notice, shall have the right to audit such records and books of account by an accountant of its choice at its expense. Ashford, acting as the Advisor and on behalf of the Company, shall reasonably cooperate with any Member or its agents in connection with any review or audit of the Company or its records and books. Ashford, acting as the Advisor and on behalf of the Company, shall retain all records and books relating to the Company for a period of at least six (6) years after the dissolution of the Company and shall thereafter destroy such records and books only after giving at least thirty (30) days’ advance written notice to the Members.
          (b) The Company and its Subsidiaries shall report their operations for tax purposes on the accrual method.
     Section 8.2 Tax Returns. Ernst & Young LLP or one of the other “big four” accounting firms selected by the Executive Committee (the “Independent Accountants”) shall either prepare or review and sign, as requested by the Executive Committee, all federal, state and/or local income tax returns of the Company, including required Schedule K 1s for the Members. Ashford, acting as the Advisor and on behalf of the Company, shall use its commercially reasonable efforts to cause the tax and information returns that the Company may be required to file, to be filed on a timely basis with the appropriate governmental authorities; provided that the Executive Committee shall have provided its approval of all such tax and information returns on a timely basis. The Company shall provide to each Member a copy of each tax return filed by the Company within thirty (30) days of the applicable due date, but in no event later than May 30th of each year for federal returns and June 30th of each year for state and local returns.
     Section 8.3 Reports.
          (a) Ashford, acting as the Advisor and on behalf of the Company, shall cause the preparation of the financial reports and other information provided for herein in such manner as Executive Committee determines appropriate, provided, however, that all such reports shall be prepared in form and substance as required for public reporting. In any event:
               (1) Ashford, acting as the Advisor and on behalf of the Company, shall cause to be prepared and furnished to Executive Committee in draft form within sixty (60) calendar days after the close of each Company Year a balance sheet of the Company dated as of the end of the Company Year, a related statement of income and expense, a statement of cash flow and a statement of changes in Members’ capital for the Company for the Company Year and information for the Company Year as to the balance in each Member’s Capital Account, unpaid balance under all obligations of the Company and all other information reasonably required by each Member, all of which shall be certified by the Chief Financial Officer of Ashford, to the best of his or her knowledge, as being true and correct and all of which shall promptly thereafter be finalized by Ashford upon its receipt of comments from, or the approval of, Executive Committee. If requested by a Member, Ashford shall cause all or any portion of the materials to be delivered under this Section to be reviewed and/or audited at such Member’s sole cost and expense, provided that if independent accountants that perform audit services for Ashford and its Affiliates are a “big four” accounting firm, such accountants shall perform the audit.
               (2) Ashford, acting as the Advisor and on behalf of the Company, shall prepare and furnish to each of the Members, within twenty (20) days after the end of February, May, August and November, a balance sheet of the Company dated as of the end of such calendar month, and a related statement of income and expense and a statement of cash flow, each of which shall be unaudited, and a consolidated operations report with respect to such calendar month, in such form as Executive Committee shall reasonably determine, and with variance explanations for line items contained within the comparative income statement that exceed both $25,000 and 10% of such line item in the Operating Budget. Separately, on a monthly basis, Ashford, acting as the Advisor, shall submit a statement of income and expenses on the individual underlying Investments of the Portfolio to the Executive Committee within 30 days after the end of each calendar month.
               (3) Ashford, acting as the Advisor and on behalf of the Company within seventy-five (75) days after the end of each Company Year, shall use all commercially reasonable efforts to cause the Independent Accountants to prepare and deliver to each Member a report setting forth in sufficient detail all such information and data with respect to business transactions effected by or involving the Company during the applicable Company Year as shall enable the Company and each Member timely to prepare its federal, state and local income tax returns in accordance with all applicable laws, rules and regulations. Ashford also shall use all commercially reasonable efforts to cause the Independent Accountant to prepare federal, state and local tax returns required of the Company, submit those returns to Executive Committee for its approval no later than thirty (30) calendar days of the applicable due date but in no event later than May 30th of each year for federal returns and June 30th of each year for state and local returns and shall file the tax returns after they have been approved by the Executive Committee. In the event the Executive Committee shall not desire or be able to approve any such tax return prior to the date required for the filing thereof (including any extensions granted), Ashford, acting as the Advisor and on behalf of the Company, or an officer designated by Ashford, shall timely obtain an extension of such date to the extent permitted by the Code.
               (4) Ashford, acting as the Advisor and on behalf of the Company, shall cause each property manager to timely prepare and deliver to the Company and Executive Committee all reports such property manager is required to prepare for the Company or any Subsidiary pursuant to the Management Agreements.
          (b) All other decisions as to accounting principles shall be made by the Executive Committee, subject to the provisions of this Agreement.
     Section 8.4 Bank Accounts. All funds of the Company shall be deposited in its name in an account or accounts maintained with a bank or other financial institution selected by the Executive Committee. Funds of the Company shall not be commingled with funds of any other Person. Checks and wire transfers shall be drawn upon the Company’s account or accounts only for the purposes of the Company and shall be signed by duly authorized representatives of the Company.
     Section 8.5 Tax Elections. Any and all federal, state or local tax elections for the Company shall be made by the Executive Committee in its reasonable discretion. In making such elections, the Executive Committee shall take into account tax matters with respect to the Company that would adversely affect a Member and shall use its good faith efforts to consult with such Member and to make elections that have the least adverse effect on that Member, provided that such election(s) do not have a material adverse effect on the Company or any other Member.
     Section 8.6 Tax Matters Member. Ashford shall be the “Tax Matters Member” of the Company within the meaning of Code § 6231(a)(7) and in any similar capacity under applicable state or local law and shall have all of the power and responsibilities of such position as provided in the Code, provided that PRISA III, at its sole option, can request that an Agreed Upon Procedures Engagement/Review be performed at the cost of the Company. Additionally, any reasonable expenses incurred by Ashford, on behalf of the Members, while acting as Tax Matters Partner shall be paid or reimbursed by the Company. The Tax Matters Member shall not take any actions other than ministerial actions without the consent of the Executive Committee.
ARTICLE IX
COVENANTS
     Section 9.1 Preservation of Company’s Existence and Compliance with Laws and Regulations. The Members shall use all commercially reasonable efforts to cause to be done all things necessary to preserve, renew and keep in full force and effect and good standing the Company’s existence, rights, licenses, permits and franchise, and shall use all commercially reasonable efforts to cause the Company to comply in all material respects with all applicable laws and regulations.
     Section 9.2 Confidentiality.
          (a) General. It is expected that the Members and the Company will disclose to each other during the Term certain information which is confidential or proprietary and which may include technology, products, trade secrets, processes, programs, technical know how, customers, distributors, costs, pricing, business operations and other business information (“Proprietary Information”). All Proprietary Information owned solely by one party or by the Company and disclosed to any other party shall remain solely the property of the disclosing party or the Company, and its confidentiality shall be maintained and protected by the party to whom the information was disclosed with the same degree of care used to protect its own Proprietary Information of a similar nature; provided, however, that client lists, financial and analytical models, processes and procedures utilized or developed by Ashford in connection with the business of the Company or the applicable Subsidiary shall be deemed the property of Ashford, but only to the extent they are different than the client lists, models, processes and procedures currently used by Affiliates of PRISA III. No Proprietary Information owned solely by one party or by the Company shall be used by the other party except in furtherance of the terms and provisions of this Agreement. Except to the extent permitted under this Agreement or as required by law or court order, the parties shall in all circumstances exercise reasonable care not to allow to be published or disclosed the other party’s or the Company’s Proprietary Information to any third party or to any of its own employees not having a need to know. Each party shall advise its employees to whom the other party’s or the Company’s Proprietary Information is disclosed of these obligations of confidentiality.
          (b) The parties agree that the following information shall not constitute Proprietary Information under this Agreement:
               (1) information available from public sources at any time before or after it is disclosed to a party hereto by the other party hereto;
               (2) information obtained from a third party who obtained such information, directly or indirectly, from a party other than a party to this Agreement; and
               (3) information independently developed by the party against whom enforcement of this provision is sought without the use of information provided by the party seeking such enforcement.
          (c) Notwithstanding any provision of this Agreement to the contrary, any person (and each employee, representative, or other agent of such person) may disclose to any and all other persons, without limitation of any kind, (i) the tax treatment and tax structure of any transaction contemplated or consummated pursuant to this Agreement, (ii) all materials of any kind (including any opinions or other tax analysis) that are provided to such person relating to the tax treatment and tax structure of any such transaction and (iii) any information required to be disclosed or obtained by law or court order.
ARTICLE X
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS
     Section 10.1 Member Representations. Each Member represents and warrants to and covenants with the other Members as follows:
          (a) Organization. It is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to conduct the business of the Company.
          (b) Enforceability. This Agreement constitutes the legal, valid and binding obligation of such Member enforceable in accordance with its terms.
          (c) Consents and Authority. No consents or approvals are required from any governmental authority or other Person for the Member to enter into this Agreement. All action on the part of such Member necessary for the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Member, have been duly taken.

          (d) No Conflict. The execution and delivery of this Agreement by such Member and the consummation of the transactions contemplated hereby by such Member do not conflict with or contravene the provisions of its organizational documents or any agreement or instrument by which it or its properties or assets are bound or any law, rule, regulation, order or decree to which it or its properties or assets are subject.
          (e) Investment Intent. Such Member’s interest in the Company is intended to be and is being acquired solely for such Member’s own account for investment, with no present intention of distributing or reselling all or any part thereof; such Member acknowledges that it is able and is prepared to bear the economic risk of making all Capital Contributions contemplated hereby and to suffer any loss up to the amount of such Member’s liability hereunder.
          (f) Sophistication. It, alone or with its professional advisors, has the educational, financial and business background and knowledge so as to be capable of evaluating the merits and risks of an investment in the Company and has the capacity to protect its own interests in making this investment.
          (g) Regulatory Approval. It understands that neither the Commission nor any state regulatory agency has passed upon or endorsed the merits of an investment in the Company.
          (h) Registration. It understands that its interest in the Company has not been and will not be registered pursuant to the 1933 Act, or any applicable state securities laws, and is being issued pursuant to an exemption therefrom.
          (i) Transfer Restrictions. It understands that there are substantial restrictions on the transferability of its interest in the Company and such interest will not be, and such Member has no right to require that it be, registered or qualified under the 1933 Act, and/or any applicable state securities laws. It understands that there will be no public market for interests in the Company.
          (j) Advisors. It has been afforded the opportunity to seek and rely upon the advice of its own attorney, accountant or other professional advisor in connection with an investment in the Company and the execution of this Agreement.
          (k) Rule 144. It understands that the exemption under Rule 144 under the 1933 Act, for holders of securities which have been held for at least two years since the acquisition of such securities from the issuer or any affiliate of the issuer and concerning which issuer there is available specified public information, may not be available to it or to the Company for sales of Company Interests because the Company does not contemplate making available such public information, and there may never be a trading market for the interests in the Company sufficient to permit compliance with the “brokers’ transaction” requirement of such Rule 144.
          (l) Government Determinations. It is aware that no federal or state agency has made any finding or determination as to the fairness of any aspect of the investment in the Company.

          (m) Breach. As of the date hereof, it is not aware of any breach of this Agreement by any of the other Members.
          (n) Investment Company. Either (i) all of its outstanding securities (as such term is defined in the 1940 Act) are beneficially owned by five or less natural person or (ii) it is not an “investment company” (as such term is defined in the 1940 Act) and is not excluded from the definition of “investment company” under the 1940 Act based on the exceptions set forth in subparagraph 3(c)(1) or 3(c)(7) of the 1940 Act.
          (o) ERISA. If any portion of its Capital Contributions consist, or will consist, of assets of an employee benefit plan as defined in Section 3(3) of ERISA, whether or not such plan is subject to Title I of ERISA or a plan subject to Code § 4975, determined after giving effect to applicable regulations, rulings, and exemptions thereunder, it has so notified the other Member in writing.
          (p) Unpledgeable Subsidiary. If any provision of this Agreement may be construed in such a manner as to render the Company not an Unpledgeable Subsidiary (as defined in the Ashford Credit Facility Agreement), such provision shall be void ab initio and either Member may unilaterally amend this Agreement as is necessary to make it clear that the Company is an Unpledgeable Subsidiary.
     Section 10.2 Ashford Representations. Ashford represents and warrants to and covenants with the PRISA III as follows:
          (a) Ashford Credit Facility. Ashford has provided to PRISA III a true and complete copy of the Ashford Credit Facility Loan Documents, together with all amendments or modifications thereto. No default or “Event of Default” exists under the Ashford Credit Facility Loan Documents, and the execution and delivery by Ashford of this Agreement will not constitute a default or Event of Default (as defined in the Ashford Credit Facility Agreement) under the Ashford Credit Facility Loan Documents. The exercise by PRISA III of any of its remedies under this Agreement, the Indemnity and Contribution Agreement or the No Transfer Agreement will not cause a default or Event of Default (as defined in the Ashford Credit Facility Agreement) under the Ashford Credit Facility Loan Documents.
          (b) Unpledgeable Subsidiary. The Company is an Unpledgeable Subsidiary (as defined in the Ashford Credit Facility Agreement).
ARTICLE XI
DISSOLUTION AND TERMINATION
     Section 11.1 Dissolution.
          (a) The Company shall be dissolved upon the occurrence of any of the following events:
               (1) On the twentieth (20th) anniversary of date of this Agreement unless and to the extent extended by mutual agreement of all of the Members;

               (2) (x) the filing by the Company of a voluntary petition for relief under Title 11 of the United States Code or any successor or amendatory provisions thereto, or (y) ninety (90) days after the filing of an involuntary petition against the Company for relief under Title 11 of the United States Code or any successor or amendatory provisions thereto, or (z) ninety (90) days after the appointment of a trustee or receiver of the Company or the assignment of the Company or any material part of the Company Assets for the benefit of creditors by, of, or with respect to the Company, unless any such event referred to in subsection (a)(2)(y) or (a)(2)(z) is remedied within ninety (90) days of its occurrence or unless within ninety (90) days after the occurrence of an event referred to in subsection (a)(2)(x) or the expiration of the ninety (90) day period referred to in subsection (a)(2)(y) or (a)(2)(z) the Members jointly determine to continue the Company;
               (3) a unanimous election by the Members to dissolve the Company;
               (4) any other event causing the dissolution of the Company under the Act.
          (b) The Company shall be dissolved in accordance with Section 11.2. Notwithstanding any provision of the Act to the contrary, the Company shall continue and not dissolve as a result of the death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or any other event that terminates the continued membership of any Member.
     Section 11.2 Winding Up, Liquidation and Distribution of Assets.
          (a) Upon dissolution, (i) the Executive Committee shall immediately proceed to wind up the affairs of the Company as expeditiously as business circumstances allow and proceed within a reasonable period of time to sell or otherwise liquidate the Company Assets. In the event that the Executive Committee shall, in its discretion, determine that a sale or other disposition of part or all of the Company Assets would cause undue loss to the Members or otherwise be impractical, the Executive Committee may either defer liquidation of any such Company Assets, and withhold distributions relating thereto for a reasonable time, or distribute part or all of such Company Assets to the Members in accordance with this Agreement.
          (b) Upon any liquidation, dissolution or winding up of the Company, proceeds from the Company Assets shall be distributed as follows:
               (1) first, to creditors, including Members who are creditors in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made, and for the expenses of winding up or liquidation; and
               (2) the balance to the Members in accordance with the priorities of Section 4.2.
     Section 11.3 Certificate of Cancellation. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and Company Assets have been distributed to the Members, a certificate of cancellation shall be prepared, executed and filed by the Executive Committee in accordance with the Act.
     Section 11.4 Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Member shall look solely to the Company Assets for the return of such Member’s Capital Contribution. If the distribution provided in Section 11.2(b)(2) is insufficient to return the Capital Contribution of one or more Members, such Member or Members shall have no recourse against the Company or any other Member.
ARTICLE XII
MISCELLANEOUS
     Section 12.1 Specific Performance; Other Rights. The parties recognize that various of the rights granted under this Agreement are unique and, accordingly, except as provided in Section 7.8(h) the parties shall, in addition to such other remedies as may be available to them at law or in equity, have the right to enforce their rights under this Agreement by actions for injunctive relief and specific performance.
     Section 12.2 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service or by telecopier and shall be deemed given when so delivered by hand or, if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service), addressed as follows:

If to Ashford:	c/o Ashford Hospitality Trust 14185 Dallas Parkway Suite 1100 Dallas, Texas 75254 Attention: Douglas A. Kessler Telephone: 972 490 9600 Facsimile: 972 980 2705

with simultaneous copies (which shall not constitute notice) to:	c/o Ashford Hospitality Trust 14185 Dallas Parkway Suite 1100 Dallas, Texas 75254 Attention: David A. Brooks Telephone: 972 490 9600 Facsimile: 972 980 2705

and	Andrews Kurth LLP 1717 Main Street Suite 3700 Dallas, Texas 75201 Attention: Muriel C. McFarling, Esq. Telephone: (214) 659-4461 Facsimile: (214) 659-4784

If to PRISA III:	c/o Prudential Investment Management, Inc. 8 Campus Drive Parsippany, NJ 07054 Attention: Jim Walker Telephone: (973) 683 1690 Facsimile: (973) 683 1752

and	c/o PREI Law Department 8 Campus Drive Parsippany, NJ 07054 Attention: Joan N. Hayden, Esq. Telephone: (973) 683 1772 Facsimile: (973) 683 1788

with a simultaneous copy (which shall not constitute notice) to:	DLA Piper LLP (US) 203 North LaSalle Street, Suite 1500 Chicago, Illinois 60601 Attention: Peter B. Ross, Esq. Telephone: (312) 368 2178 Facsimile: (312) 630 7332
or to such other address, individual or electronic communication number as may be designated by notice given by any party to the others.
     Section 12.3 Prior Agreements; Construction; Entire Agreement. This Agreement, including the Exhibits and other documents referred to herein (which form a part hereof), constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings between them as to such subject matter and all such prior agreements and understandings are merged herein and shall not survive the execution and delivery hereof.
     Section 12.4 No Waiver. The waiver of any breach of any term or condition of this Agreement shall not operate as a waiver of any other breach of such term or condition or of any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.
     Section 12.5 Amendments. Except as provided in Section 4.7(b) and Section 10.1(p), this Agreement may not be amended, altered or modified except by an instrument in writing and signed by all Members. Notwithstanding anything to the contrary in this Agreement, this Agreement shall be amended by the Executive Committee automatically and without any further action of the Members to the extent necessary to reflect (a) the admission or substitution of any Member permitted under this Agreement or (b) any Transfer permitted under this Agreement.
     Section 12.6 Severability. If any provision of this Agreement shall be held or deemed by a final order of a competent authority to be invalid, inoperative or unenforceable, such circumstance shall not have the effect of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable, but this Agreement shall be construed as if such invalid, inoperative or unenforceable provision had never been contained herein so as to give full force and effect to the remaining such terms and provisions.
     Section 12.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each of the other parties.
     Section 12.8 Applicable Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Except as provided in Section 7.4(g) and Section 7.5(e), the parties consent to the exclusive jurisdiction of the United States District Court for the District of Delaware in connection with any civil action concerning any controversy, dispute or claim arising out of or relating to this Agreement, or any other agreement contemplated by, or otherwise with respect to, this Agreement or the breach hereof, unless such court would not have subject matter jurisdiction thereof, in which event the parties consent to the jurisdiction of the state courts of the State of Delaware. The parties hereby waive and agree not to assert in any litigation concerning this Agreement the doctrine of forum non conveniens.
     Section 12.9 Waiver Of Jury Trial. THE MEMBERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.
     Section 12.10 [Reserved].
     Section 12.11 No Rights of Third Parties. This Agreement is made solely and specifically between and for the benefit of the parties hereto and their respective members, successors and assigns subject to the express provisions hereof relating to successors and assigns. No other Person whatsoever shall have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.
     Section 12.12 Further Assurances. In connection with this Agreement, as well as all transactions contemplated by this Agreement, each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement, and all such transactions contemplated hereby.
     Section 12.13 Survival. The covenants contained in this Agreement which, by their terms, require performance after the expiration or termination of this Agreement shall be enforceable notwithstanding the expiration or other termination of this Agreement.

     Section 12.14 Headings. Headings are included solely for convenience of reference and if there is any conflict between headings and the text of this Agreement, the text shall control.
     Section 12.15 No Broker. Each Member represents and warrants that it has not dealt with any broker in connection with this Agreement and agrees to indemnify, defend and hold harmless each other Member and its Affiliates from all claims or damages as a result of its representation and warranty contained in this sentence being false. Each Member further represents and warrants that it has not dealt with any broker with respect to the acquisition of its Company Interests or the acquisition by the Company of the Company Assets and agrees to indemnify, defend and hold harmless each other Member and its Affiliates from all claims or damages as a result of its representation and warranty contained in this sentence being false.
     Section 12.16 Services to Members. Each Member hereby acknowledges and recognizes that the Company has retained, and may in the future retain, the services of various professionals, including general and special legal counsel, accountants, architects and engineers, for the purposes of representing and providing services to the Company in the investigation, analysis, acquisition, development, renting, marketing and operation of the Company Assets, or otherwise. Each Member hereby acknowledges that such persons or entities may have in the past represented and performed and currently and/or may in the future represent or perform services for certain of the Members or their Affiliates. Accordingly, each Member and the Company consents to the performance by such persons or entities of services for the Company and waives any right to claim a conflict of interest based on such past or present representation or services to any of the Members or their Affiliates.
     Section 12.17 Currency. Any exchange of funds between the Company and its Members shall be made in United States dollars, including any distribution, reimbursement or fee payable to Members and any Capital Contributions made by Members. In addition, all calculations including those relevant to distributions and fees shall be based on United States dollars.
     Section 12.18 Attorneys’ Fees. Should any litigation be commenced between the parties hereto or their representatives, or should any party institute any proceeding in a bankruptcy or similar court which has jurisdiction over any other party hereto or any or all of his or its property or assets concerning any provision of this Agreement or the rights and duties of any Person in relation thereto, the party or parties prevailing in such may be granted a reasonable sum as and for his or its or their attorneys’ fees and court and other costs in such matter, which amount shall be determined by the judicial referee, a court in such litigation or in a separate action brought for that purpose.
     Section 12.19 Compliance with ERISA
          (a) The Company will not enter into any agreements, or suffer any conditions, that PRISA III determines would result in a Plan Violation. At Ashford’s request, PRISA III shall deliver notice of each such determination to Ashford together with an explanation of the reasons for the determination.

          (b) Each Member will cooperate in all reasonable respects to discover and correct Plan Violations.
ARTICLE XIII
REIT COMPLIANCE
     Section 13.1 REIT Compliance. The Members and the Committee Representatives acknowledge that PRISA III is indirectly owned through one or more pass through entities by the PRISA III REIT, and that Ashford is indirectly owned in part by Ashford REIT and that each of PRISA III REIT and Ashford REIT is subject to the federal income tax rules applicable to REITs (as defined below). The Members and the Committee Representatives acknowledge and agree that:
          (a) the business and affairs of the Company will be managed in a manner that will ensure that the each of PRISA III REIT and Ashford REIT qualifies as a real estate investment trust under the Code (a “REIT”) and does not incur any amount of tax pursuant to Code §§ 857 or 4981;
          (b) the Committee Representatives shall be entitled to exercise any vote, consent, election or other right under this Agreement consistent with this Section 13.1 and without regard to whether conducting the business of the Company in such manner will maximize either pre-tax or after-tax profit of the Company to the Members;
          (c) it is the intent of the PRISA III Representative to exercise its approval rights under any provision of this Agreement or the organizational documents of any Subsidiary in order to ensure that the PRISA III REIT qualifies as a REIT and does not incur any amount of tax pursuant to Code §§ 857 or 4981; and
          (d) it is the intent of the Ashford Representative to exercise its approval rights under any provision of this Agreement or the organizational documents of any Subsidiary , in order to ensure that Ashford REIT qualifies as a REIT and does not incur any amount of tax pursuant to Code §§ 857 or 4981;
          (e) the Committee Representatives shall cooperate in all reasonable respects with respect to (i) the structuring of the acquisition and operation of any Company Asset, and (ii) changes to the structure of the ownership or operation of any existing Company Asset, as may be necessary or advisable to allow PRISA III REIT or Ashford REIT each to qualify as a REIT and not incur any amount of tax pursuant to Code §§ 857 or 4981, including by structuring the acquisition, operation or ownership of any such Company Asset in a manner that would allow PRISA III REIT and Ashford REIT, as each may request, to invest in all or a part of such Company Asset, through one (1) or more taxable REIT subsidiaries (as defined in Code § 856(l)), so long as the structuring requested by one party does not adversely affect the economic terms intended to be provided the other party under this Agreement; and
          (f) Notwithstanding any provision or inference in this Agreement to the contrary, any decision or determination (including but, not limited to, under any lease, loan document or management agreement or with respect to any account to be maintained by or on behalf of the Company or any of its direct or indirect subsidiaries) that could reasonably be expected to adversely affect the REIT status of PRISA III REIT or Ashford REIT shall require consent of the Executive Committee, and no such decision or determination shall be delegated to any other person (including, without limitation, the Advisor).
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

PRISA III INVESTMENTS, LLC, a Delaware limited liability company
By:	PRISA III REIT Operating LP, a Delaware limited partnership, its sole member

By:	PRISA III OP GP, LLC, a Delaware limited liability company, its general partner

By:	PRISA III Fund LP, a Delaware limited partnership, its manager

By:	PRISA III Fund GP, LLC, a Delaware limited liability company, its general partner

By:	PRISA III Fund PIM, LLC, a Delaware limited liability company, its sole member

By:	Prudential Investment Management, Inc.,a Delaware corporation, its sole member

By:	/s/ James P. Walker
	Name:	James P. Walker
	Title:	Vice President

ASHFORD HOSPITALITY LIMITED PARTNERSHIP, a Delaware limited partnership
By:	Ashford OP General Partner LLC, a Delaware limited liability company, its general partner

By:	/s/ David Brooks
	Name:	David Brooks
	Title:	Vice President

Signature Page to Limited Liability Company Agreement

EXHIBIT A
LIST OF MEMBERS, INITIAL CAPITAL CONTRIBUTIONS, INITIAL CAPITAL ACCOUNTS, PERCENTAGE
INTERESTS AND INVESTMENTS

	Initial
Member and	Capital	Agreed Gross	Percentage	Preferred Equity	Common Equity	Initial Capital
Mailing Address	Contribution	Asset Value	Interest	Contribution	Contribution	Account
Ashford Hospitality Limited Partnership 14185 Dallas Parkway Suite 1100 Dallas, TX 75254	$150,000,000.00 (cash) Mezz 4 Participation Interest[1]	$150,000,000.00 $40,000,000.00	71.74%	$25,000,000.00	$165,000,000	$190,000,000

PRISA III Investments, LLC c/o Prudential Investment Management, Inc. 8 Campus Drive Parsippany, NJ 07054	$50,000,000.00 (cash) Mezz 4 Participation Interest[1]	$50,000,000.00 $40,000,000.00	28.26%	$25,000,000.00	$65,000,000	$90,000,000

[1]	On the effective date of the Agreement Ashford and PRISA III, each a 50% member of PIM Ashford Mezz 4 LLC (“Mezz 4 JV”), caused Mezz 4 JV to contribute the Mezz 4 Participation Interest to the Company for a total agreed Gross Asset Value of $80,000,000.00 in exchange for the following: (i) a Preferred Equity Contribution of $50,000,000 and (ii) a common Percentage Interest of 13.04%, calculated as follows:

30,000,000	$80 million agreed Gross Asset Value of Mezz 4 Participation Interest less $50 million Preferred Equity Contribution
÷230,000,000	$30 million agreed Gross Asset Value of Mezz 4 Participation after deducting Preferred Equity Contribution plus $200 million agreed Gross Asset Value of cash contributions

13.04%	Percentage Interest attributable to Mezz 4 Participation Interest
Mezz 4 JV then immediately distributed both its Percentage Interest and its Preferred Equity Account pro rata to its members Ashford and PRISA III, with each receiving 50% of such interests from Mezz 4 JV. As a result Ashford’s Percentage Interest is equal to $150M/$230M, or 65.22%, plus 6.52% (1/2 of the 13.04% Percentage Interest received from Mezz 4 JV), for a total 71.74% Percentage Interest. Likewise, PRISA III’s Percentage Interest is equal to $50M/$230M, or 21.74%, plus 6.52% (1/2 of the 13.04% Percentage Interest received from Mezz 4 JV), for a total 28.26% Percentage Interest. Mezz 4 JV’s distribution of the Preferred Equity Account results in each of Ashford and PRISA III having a $25,000,000 Preferred Equity Contribution as of the date hereof.

INVESTMENTS

	Owner	Property
1.	Portsmouth Hotel Associates, LLC	Portsmouth Renaissance and Conference Center
425 Water Street
Portsmouth, VA 23704

2.	HH Texas Hotel Associates, L.P.	Sugar Land Marriott Hotel and Conference
Center, 16090 City Walk
Sugar Land, TX 77479

3.	HH San Antonio LLC	Plaza San Antonio Marriott,
555 South Alamo Street
San Antonio, TX 78205

4.	HH Savannah LLC	Hyatt Regency Savannah,
2 West Bay Street
Savannah, GA 31401

5.	HH Tampa Westshore LLC	Hilton Tampa Westshore,
2225 North Lois Avenue
Tampa, FL 33607-2355

6.	HH DFW Hotel Associates, L.P.	Dallas-Fort Worth Airport Marriott
8440 Freeport Parkway
Irving, TX 75063

7.	HH FP Portfolio LLC	Hyatt Regency Wind Watch Long Island 1717
Motor Parkway
Hauppauge, NY 11788

8.	HH FP Portfolio LLC	Crowne Plaza Atlanta - Ravinia
4355 Ashford-Dunwoody Road
Atlanta, GA 30346

9.	HH FP Portfolio LLC	Hilton Hampton Parsippany,
One Hilton Court, Route 10
Parsippany, NJ 07054

10.	HH LC Portfolio LLC	Omaha Marriott
10220 Regency Circle
Omaha, NE 68114

11.	HH Annapolis LLC	Sheraton Annapolis
173 Jennifer Road
Annapolis, MD 21401

12.	HH Palm Springs LLC	Renaissance Palm Springs
888 E Tahquitz Canyon Way
Palm Springs, CA 92262

13.	HH Churchill Hotel Associates, L.P.	The Churchill
1914 Connecticut Ave. NW
Washington DC, 20009

14.	HH Melrose Hotel Associates, L.P.	The Melrose
2430 Pennsylvania Ave. NW
Washington DC, 20037

	Owner	Property
15.	HH Atlanta LLC	Ritz-Carlton Atlanta Downtown
181 Peachtree Street Northeast, Atlanta, GA
30303

16.	HH LC Portfolio LLC	Hilton Garden Inn Virginia Beach Town Center
252 Town Center Drive
Virginia Beach, VA 23462

17.	HH Baltimore LLC	Hilton Garden Inn BWI Airport
1516 Aero Drive
Linthicum, MD 21090

18.	HH LC Portfolio LLC	Residence Inn Tampa Downtown
101 East Tyler Street
Tampa, FL 33602

19.	HH LC Portfolio LLC	Courtyard Savannah Historic District
415 West Liberty Street
Savannah, GA 31401

20.	HH FP Portfolio LLC	Courtyard Boston Tremont
275 Tremont Street
Boston, MA 02116

21.	HH Denver LLC	Courtyard Denver Airport
6901 Tower Rd,
Denver, CO 80249

22.	HH Gaithersburg LLC	Courtyard Gaithersburg Washingtonian Center
204 Boardwalk Place
Gaithersburg, MD 20878

23.	HH Chicago LLC	Silversmith
10 S Wabash Ave
Chicago, IL 60603

24.	HH Austin Hotel Associates, L.P.	Hilton Garden Inn Austin
500 North IH-35
Austin, 78701

25.	HH Boston Back Bay LLC	Hilton Boston Back Bay
40 Dalton Street
Boston, Massachusetts 02115-3123

26.	HH Princeton LLC	Westin Princeton
201 Village Boulevard
Princeton, New Jersey 08540

27.	HH Nashville LLC	Nashville Renaissance
611 Commerce Street
Nashville, Tennessee 37203

EXHIBIT B
STRUCTURE CHART

B-1

EXHIBIT C
LIST OF LICENSE AGREEMENTS

C-1

EXHIBIT D
LIST OF MANAGEMENT AGREEMENTS

D-1

EXHIBIT E
APPROVED LOANS

E-1

EXHIBIT F
ASHFORD’S/TRANSFEREE’S ERISA CERTIFICATION
_____________________, a _______________________ (“PRISA III”)
c/o Prudential Real Estate Investors
__________________________
__________________________
Attention: ______________________, Vice President, Prudential Real Estate Investors
Re:	[Name of Venture] by and between _______________ (“Ashford”) and PRISA III, [Description of Transaction] (the “Transaction”) regarding property known as _______________ (the “Property”)
Gentlemen:
[Ashford/Transferee] represents and warrants to you, in order to comply with the Employment Retirement Income Security Act of 1974, as amended, that:
     (i) Neither [Ashford/Transferee] nor any of its affiliates [within the meaning of Part V(c) of Prohibited Transaction Exemption 84-14 granted by the U.S. Department of Labor (“PTE 84-14”)] has, or during the immediately preceding year has exercised, the authority to appoint or terminate PRISA III as investment manager of any assets of the employee benefit plans whose assets are held by PRISA III and are being used to effectuate the Transaction or to negotiate the terms of any management agreement with PRISA III on behalf of any such plan;
     (ii) The Transaction is not specifically excluded by Part I(b) of PTE 84-14;
     (iii) [Ashford/Transferee] is not a related party of PRISA III (as defined in Part V(h) of PTE 84-14); and
     (iv) The terms of the Transaction have been negotiated and determined at arm’s length, as such terms would be negotiated and determined by unrelated parties; and
     (v) Neither [Ashford/Transferee] nor its affiliates (as defined in Part V(c) of PTE 84-14) manages or has any discretionary authority with respect to any of the assets of PRISA III which are being used to effect this Transaction.

F-1

[ASHFORD/TRANSFEREE]
, a

By:
Name:
Title:
Date Executed:

F-2

EXHIBIT G
PRISA III’S ERISA CERTIFICATION
     [Transferee Name and Address]
Re:	[Name of Venture] by and between _______________ (“Ashford”) and PRISA III, [Description of Transaction] (the “Transaction”) regarding property known as _______________ (the “Property”)
Gentlemen:
     PRISA III represents and warrants to you, in order to comply with the Employment Retirement Income Security Act of 1974, as amended, that:
     (1) the source of funds from which PRISA III [has purchased/is purchasing] [its interest in the Company/the Property] is its ____________________ Account, which is an investment fund within the meaning of Part V(b) of Prohibited Transaction Exemption 84-14, as amended, granted by the U.S. Department of Labor (“PTE 84-14”);
     (2) PRISA III is a qualified professional asset manager (“QPAM”) within the meaning of Part V(a) of PTE 84-14;
     (3) the terms of PRISA III’s acquisition of its interest in the Company and the Transaction described above were negotiated on behalf of the investment fund by PRISA III, and PRISA III made the decision on behalf of the investment fund to enter into such transaction, which was not part of an agreement, arrangement or understanding designed to benefit a party in interest (in satisfaction of the conditions of Part I(c) of PTE 84-14);
     (4) the transaction contemplated hereunder is not specifically excluded by Part I(b) of PTE 84-14; and
     (5) the conditions of Part I(e), (f) and (g) of PTE 84-14 are satisfied.

Very truly yours,

PRISA III:
, a

By:
Name:
Title:
Date Executed:

G-1

EXHIBIT H
ADVISORY DUTIES
Financial & Operational Review
•	Analyze and review annual operating reports, sales and marketing programs and capital investment plans;

•	Participate in on-site reviews of the operations, as reasonably required, with the manager of a hotel (“Hotel”) company an Investment (“Manager”) to analyze revenues and expenses and make recommendations regarding suitable action steps for overall performance improvement through the maximization of both revenue and profitability opportunities and profit management;

•	Monitor revenue management strategies in order to maximize revenue growth;

•	Analyze in detail the monthly financial statements of each Hotel and provide Owner with a detailed quarterly report highlighting operational and financial results, variance analyses, STR data and relative market performance insight, updates on sales and marketing initiatives, capital expenditure status and other property-specific observations and commentary;

•	Review Manager’s practices with respect to licensing and permit requirements and compliance with terms of the management agreement, including the manager performance hurdles, if applicable;

•	Advise on all material contracts and leases involving third parties to the extent that the Company has discretion and authority pursuant to the applicable property management agreements;

•	Assist in the preparation of annual insurance updates, monitor risk management programs and review and contest (as appropriate) real estate tax assessments;

•	Monitor guest and employee satisfaction surveys;

•	Communicate to property management the Executive Committee’s overall strategic goals and objectives for each Hotel as directed by the Executive Committee;

•	Oversee the implementation of the Annual Budgets;

•	Monitor each Hotel’s cash position;

•	Perform the obligations of the Advisor set forth in Article VIII of the Operating Agreement regarding books, tax returns and reports; and

•	Advise and recommend general manager and other Hotel hires and terminations.

H-1

Knowledge of Ongoing Market Fundamentals and Competitive Environment
•	Benchmark each Hotel’s REVPAR, ADR and occupancy performance compared to competitive set in order to solidify market position and optimize operating performance;

•	Monitor monthly REVPAR, ADR and occupancy statistics for competitive set;

•	Monitor status of key demand generators;

•	Regularly track planned supply additions in market; and

•	Advise on the determination of competitive sets for each Hotel.
Physical Asset Condition & Preservation
•	Monitor physical condition of each Hotel;

•	Conduct on-site inspection of each Hotel periodically as deemed prudent by the Advisor in order to continuously evaluate the quality and sustainability of all major building systems (HVAC, PMS, POS, telephone, Internet, TV/video and all relevant interfaces);

•	Evaluate the capital expenditure budget proposed by Managers pursuant to the management agreements;

•	Make recommendations to the Executive Committee, after appropriate analysis, of capital expenditure requests; and

•	Monitor capital improvement projects and budget compliance.
Other Duties
•	Coordinate and oversee the process of obtaining any Hotel’s Final Certificate of Occupancy;

•	Coordinate and oversee the process of obtaining any Hotel’s ICIP Certification of Completion;

•	Oversee the resolution of all outstanding construction punchlist items;

•	Oversee the resolution of any post-closing issues; and

•	Monitor compliance with the terms and conditions of all license agreements and mortgage-related financing provisions and covenants.
In conjunction with the forgoing, the Advisor will develop and update each year with respect to each hotel, an equity asset plan which will include, but not be limited to, a specific property overview and analysis, physical condition assessment, historical and forecasted financial analysis, competitive set analysis, SWOT (strengths, weaknesses, opportunities, threats) analysis, strategic review of the Hotel including a hold/sale analysis.

H-2

EXHIBIT I
EXAMPLE OF SECTION 4.2 DISTRIBUTIONS

I-1